Exhibit 2.8
STOCK PURCHASE AGREEMENT
February 13, 2007
PURE EARTH, INC.,
CASIE ECOLOGY OIL SALVAGE, INC.,
MIDATLANTIC RECYCLING TECHNOLOGIES, INC.,
REZULTZ, INCORPORATED,
and
GREGORY W. CALL
And such other parties as may execute this agreement by joinder
THIS IS NOT A CONTRACT, NOR AN OFFER FOR A CONTRACT; NOR DOES BUYER (AS DEFINED HEREIN) ACCEPT AN OFFER FOR A CONTRACT OR MEMORIALIZE ANY AGREEMENT BETWEEN THE PARTIES. NO AGREEMENT, ORAL OR WRITTEN, REGARDING OR RELATING TO ANY OF THE MATTERS COVERED BY THIS DRAFT HAS BEEN ENTERED INTO BETWEEN OR AMONG THE PARTIES, OTHER THAN THE NON-BINDING LETTER OF INTENT AMONG PURE EARTH, INC., GREGORY CALL, CASIE ECOLOGY OIL SALVAGE, INC., MIDATLANTIC RECYCLING TECHNOLOGIES, INC., REZULTZ, INCORPORATED, AND TWENTY FIRST CENTURY CORP., EXECUTED ON NOVEMBER 28, 2006. THIS DOCUMENT, IN ITS PRESENT FORM OR AS IT MAY BE HEREAFTER REVISED BY ANY PARTY, WILL NOT BECOME THE AGREEMENT OF THE PARTIES UNTIL IT HAS BEEN SIGNED BY ALL PARTIES ON THE SIGNATURE PAGE HERETO AND THE COMPLETE SIGNED COPIES HAVE BEEN EXCHANGED.

INDEX OF SCHEDULES

Schedule 4.1	Purchase Price Allocation
Schedule 5.4	Proceedings
Schedule 6.1	Foreign Qualifications
Schedule 6.2(b)	Conflicts
Schedule 6.2(c)	Required Consents
Schedule 6.7(a)	Owned Real Property
Schedule 6.7(b)	Leased Real Property
Schedule 6.8(a)	Title To Assets
Schedule 6.8(b)	Encumbrances
Schedule 6.9	Condition Of Facilities
Schedule 6.10	Accounts Receivable
Schedule 6.13	Taxes
Schedule 6.15(a)	Employee Information
Schedule 6.15(c)	Employee Benefit Plans
Schedule 6.15(d)	COBRA Obligations
Schedule 6.16	Labor Disputes
Schedule 6.17	Compliance With Legal Requirements
Schedule 6.18	Proceedings
Schedule 6.19	Absence Of Certain Changes And Events
Schedule 6.20(a)	Contracts
Schedule 6.20(b)	Contract Defaults
Schedule 6.20(c)	Customers
Schedule 6.21	Insurance
Schedule 6.22	Environmental Matters
Schedule 6.23(b)	Patents and Applications
Schedule 6.25	Related Party Transactions
Schedule 6.26	Bank Accounts
Schedule 7.5	Buy-Sell Agreements
Schedule 7.8	Buyer Litigation

Exhibit A	Definitions and Usage
Exhibit B	Form of Gregory Call Employment Agreement
Exhibit C	Form of Subordinated Promissory Note
Exhibit D	Form of Joinder

i

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement, dated as of February 13, 2007 (“Agreement”), is being entered into by and among Pure Earth, Inc., a Delaware corporation (“Buyer”), Gregory W. Call, an individual (“Call” and, collectively with Brian Horne and Rex Mouser who are each expected to become party to this Agreement by executing a joinder in the form attached hereto as Exhibit D, the “Seller”), Casie Ecology Oil Salvage, Inc., a New Jersey corporation (“Casie”), MidAtlantic Recycling Technologies, Inc., a Delaware corporation (“MART”) and Rezultz, Incorporated, a New Jersey corporation (“Rezultz”) (Casie, MART and Rezultz are each referred to herein, individually, as a “Company” and collectively, as the “Companies”). The parties to this Agreement are sometimes referred to herein, individually, as a “Party” and collectively, as the “Parties”.
Background
A. The Companies are collectively engaged in the collection, transportation, and recycling of solid and hazardous waste materials (the “Business”).
B. As of the date of this Agreement, Call is the owner of eighty-nine percent (89%) of the issued and outstanding stock of MART, eighty-one percent (81%) of the issued and outstanding stock of Casie, and ninety percent (90%) of the issued and outstanding stock of Rezultz (collectively, the “Call Stock”). Call has determined to sell to Buyer, and Buyer has determined to purchase from Call, the Call Stock. As of the date of this Agreement, (i) Brian Horne (“Horne”) is the owner of ten percent (10%) of the issued and outstanding stock of each of MART, Casie and Rezultz (collectively, the “Horne Stock”), and (ii) Rex Mouser (“Mouser”) is the owner of one percent (1%) of the issued and outstanding stock of MART, and nine percent (9%) of the issued and outstanding stock of Casie (collectively, the “Mouser Stock”) (the Call Stock, Horne Stock and Mouser Stock shall be collectively referred to herein as the “Stock”). Call, Horne, Mouser MART, Casie and Rezultz are parties to a certain Shareholders’ Agreement dated as of June 10, 2003 (the “Shareholders Agreement”). Pursuant to Section 2.08 of the Shareholders Agreement, Call has the right (the “Drag Along Right”) to require each of Horne and Mouser to become a party to this Agreement, and sell their respective rights in the Horne Stock and Mouser Stock to Buyer on the same terms and conditions applying to the sale of the Call Stock to Buyer. Immediately following the execution of this Agreement, Call intends to exercise the Drag Along Right.
C. Accordingly, on the Closing Date, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Stock in a transaction intended to qualify as a tax free reorganization pursuant to Code Section 354 by virtue of Code Section 368(a)(1)(B).
Agreement
NOW, THEREFORE, intending to be legally bound, in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:
1. Definitions. For purposes of this Agreement, the capitalized terms not otherwise defined in the body of this Agreement shall have the meanings ascribed to such terms in Exhibit A attached hereto, which defined terms are incorporated herein by reference.
2. Sale and Purchase of Stock. On the Closing Date, subject to the terms and conditions contained herein, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of Encumbrances, good and marketable title to, the Stock.
3. Purchase Price.
3.1 Payment of Purchase Price. The consideration to be paid to Seller for the Stock, subject to terms and conditions of this Agreement, shall consist of the following (collectively, the “Purchase Price”):
(a) Closing Date Consideration.

(i) On the Closing Date, Buyer shall issue to Seller an aggregate of Nine Hundred Thousand (900,000) shares of unregistered common stock of PEI (the “Initial PEI Stock”), which Seller agrees not to sell, offer, transfer, agree to transfer, assign, pledge, hypothecate or otherwise dispose of, directly or indirectly, for a period of one (1) year from the Closing Date (the “Lockup Period”). Commencing with the first calendar month following the expiration of the Lockup Period and continuing for a period of twenty-four (24) months thereafter, subject to compliance by the Parties with all applicable Legal Requirements (including, without limitation, Rule 144 of the U.S. Securities and Exchange Commission), Seller shall be permitted to sell up to ten thousand (10,000) shares of the Initial PEI Stock during each calendar month in open market transactions. Following the expiration of such twenty-four (24) month period, Seller shall be permitted to sell shares of the Initial PEI Stock subject only to compliance by the Parties with all applicable Legal Requirements (including, without limitation, Rule 144 of the U.S. Securities and Exchange Commission).
(ii) Two Hundred Ten (210) days after the Closing Date, Buyer shall issue to Seller an additional Three Hundred Thousand (300,000) shares of unregistered common stock of PEI (the “Additional PEI Stock”), which Seller agrees not to sell, offer, transfer, agree to transfer, assign, pledge, hypothecate or otherwise dispose of, directly or indirectly, for a period of one year after the date of such issuance to Seller.
(b) Contingent Post-Closing Stock Consideration. If, prior to the second anniversary of the Closing Date, Buyer shall install a second indirect dryer and BDAT system (having a minimum capacity of 125 tons per day) at the Real Property located at 3137 Chammings Drive, Vineland, New Jersey, then within ninety (90) days thereafter, Buyer shall issue to Seller an additional Four Hundred Thousand (400,000) shares of unregistered common stock of PEI (the “Post-Closing PEI Stock”), which Seller agrees not to sell, offer, transfer, agree to transfer, assign, pledge, hypothecate or otherwise dispose of, directly or indirectly, for a period of one (1) year after the date of such issuance to Seller. The date on which all conditions precedent to the issuance of the Post-Closing PEI Stock have been met shall be referred to herein as the “Vesting Date”.
(c) Anti-Dilution. The Initial PEI Stock, the Additional PEI Stock and the Post-Closing PEI Stock shall be subject to adjustment (as to the number of share issued) in the event that a Dilution Event (defined below) occurs prior to the issuance thereof, by multiplying the number of shares contemplated to be issued hereunder by a fraction, the numerator of which shall be the number of shares of PEI common stock outstanding after giving effect to the Dilution Event and the denominator of which shall be the number of share of PEI common stock outstanding immediately prior to such Dilution Event. For purposes of this Agreement, a “Dilution Event” shall be deemed to have occurred if the Buyer shall (i) declare a dividend or make a distribution on its outstanding shares of common stock in shares of common stock in excess of 10% of the total outstanding shares of Buyer’s common stock as of the date of this Agreement, (ii) subdivide, split or reclassify its outstanding shares of common stock into a number of shares greater than its existing outstanding shares, or (iii) combine, reverse split, or reclassify its outstanding shares of common stock into a number of shares smaller than its existing outstanding shares.
(d) Assumed Value of PEI Stock. The PEI Stock delivered by Buyer to Seller pursuant to this Agreement shall have an assumed value of $5.00 per share (the “Assumed Value”).
3.2 Determination of Net Asset Value.
(a) Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed below:
(i) “Minimum Net Asset Value” shall mean, with respect to the Companies, the book value of the tangible Assets of the Companies less the book value of the liabilities of the Companies determined on a consolidated basis as though the Companies were all part of a consolidated group, based upon the December 31, 2005 balance sheets of each of the Companies, as reviewed by Daniel J. Avena, Certified Public Accountant (review letter dated August 30, 2006), previously delivered to Buyer by Call.
(ii) “Net Asset Value” shall mean, with respect to the Companies, as of the Closing Date, the book value of the tangible Assets of the Companies, less the book value of the liabilities of the Companies, all as determined in accordance with GAAP, and determined on a consolidated basis as though the Companies were all part of a consolidated group; provided, however that for purposes of determining Net Asset Value, (A) the amount of any liability accrued in 2006 relating to anticipated costs of treatment, transportation and disposal of certain soil and other materials located on the Companies’ property shall not be counted, and (B) accumulated depreciation will be reduced by the amount of depreciation expense accrued and booked in 2006.

(b) Within sixty (60) days after the Closing Date, Buyer, at its sole cost, shall prepare and deliver to Seller, a copy of a balance sheet for the Companies determined in accordance with GAAP, and determined on a consolidated basis as though the Companies were all part of a consolidated group as of the Closing Date (the “Closing Date Balance Sheet”). In connection with the Closing Date Balance Sheet, Buyer shall prepare and furnish to Seller a schedule (the “Closing Schedule”) showing in reasonable detail the difference, if any, between the Minimum Net Asset Value and the Net Asset Value as determined by Buyer pursuant to the Closing Date Balance Sheet (the “Buyer’s Net Asset Value Calculation”).
(c) Seller shall have thirty (30) days from the date of receipt of the Closing Date Balance Sheet and the Closing Schedule to review the Closing Date Balance Sheet and the Closing Schedule and to agree or disagree as to the Buyer’s Net Asset Value Calculation. During such time Buyer shall provide Seller and its Representatives reasonable access to the books and records of the Companies for the purpose of confirming Buyer’s Net Asset Value Calculation. If Seller agrees with the Buyer’s Net Asset Value Calculation or does not object to such calculation in accordance with the following sentence, the amount of Net Asset Value shown thereon shall be final and binding upon the parties on the 30th day following delivery thereof (in such case, the “Final Net Asset Value”). If Seller does not agree with the Buyer’s Net Asset Value Calculation, Seller shall, within such thirty (30) day period, deliver a written objection to Buyer which shall specify in reasonable detail the basis for the objection, and a computation of the Net Asset Value asserted by Seller (“Seller’s Net Asset Value Calculation” and collectively, the “Objection”). Upon Buyer’s receipt of the Objection, Buyer and Seller shall negotiate in good faith for an additional thirty (30) days to resolve the Objection, and each party shall provide reasonable supporting documentation of its position. If Buyer and Seller resolve the Objection, the amount they agree upon shall be final and binding (in such case, the “Final Net Asset Value”), but if the Objection cannot be resolved by such negotiation after Buyer’s receipt of the Objection, the Closing Date Balance Sheet, the Closing Schedule, the Objection, and all work papers related thereto (collectively, the “Determination Materials”), shall be submitted to a nationally recognized accounting firm that the parties may mutually agree to (the “Accounting Arbitrator”); provided, however that under no circumstances shall the Accounting Arbitrator be an accounting firm that has performed material services for any of the Parties in the three (3) year period preceding the Closing Date. The Accounting Arbitrator shall review the Determination Materials and shall determine, in accordance with this Section 3.2, the amount of Net Asset Value as of the Closing Date (and any adjustment, if any, shall only be based upon the items of Net Asset Value in dispute), which may not be outside the range comprised of Buyer’s Net Asset Value Calculation and Seller’s Net Asset Value Calculation and which decision shall be final, binding and non-appealable, absent manifest error (in such case, the “Final Net Asset Value”). The Accounting Arbitrator shall notify the Parties of its determination within thirty (30) days following the receipt of the Determination Materials. The fees and expenses of the Accounting Arbitrator shall be shared equally by Seller and Buyer. All determinations pursuant to this Section 3.2 shall be in writing and shall be delivered to the Parties hereto. Notwithstanding anything to the contrary herein, Call shall act as the sole representative of Seller under this Section 3.2(c).
(d) If the Final Net Asset Value is less than the Minimum Net Asset Value (the amount of such shortfall, the “Net Asset Value Shortfall”) then Buyer may reduce the number of shares of Additional PEI Stock that would otherwise be issued to Seller by a number of shares equal to the amount of the Net Asset Value Shortfall divided by the Assumed Value; provided, that if the Additional PEI Stock has already been issued to Seller or is otherwise insufficient to fully cover the Net Asset Value Shortfall, then Buyer may deduct the amount of such Net Asset Value Shortfall (or the remainder thereof) from the Post-Closing PEI Stock (if the Vesting Date shall have already occurred); provided further, that if the Vesting Date shall not have occurred or if the Post-Closing PEI Stock is insufficient to cover the Net Asset Value Shortfall, then Buyer may deduct the amount of such Net Asset Value Shortfall (or the remainder thereof) from (but shall not be limited to) any amounts otherwise due hereunder to Seller or Call, including without limitation the Shareholder Loan. Notwithstanding the foregoing, prior to deducting any portion of the Net Asset Value Shortfall from the Shareholder Loan, Buyer shall provide Call with an option, which shall be exercised, if at all, within ten (10) days after written notice of such option to Call, to return to Buyer for cancellation such number of shares of PEI Stock held by Call equal to (x) the portion of the Net Asset Value Shortfall that would otherwise be deducted from the Shareholder Loan divided by (y) the Assumed Value. Such deductions shall be treated for all purposes as an adjustment to the Purchase Price. For the avoidance of doubt, the Purchase Price payable to Seller shall not be increased if the Final Net Asset Value is greater than the Minimum Net Asset Value.

3.3 Certain Loans and Advance by Buyer to the Companies Prior to Closing Seller, the Companies and Buyer acknowledge and agree that as of the date of this Agreement, Buyer has prepaid certain disposal fees to the Companies in the aggregate amount of $298,000 (“Buyer Prepayments”) and has advanced an additional $75,000 to the Companies in the form of loans (“Buyer Loans”), and may hereafter prior to the Closing Date, advance additional funds to the Companies as additional loans (“Buyer Additional Loans”). As of the Closing Date, any portion of the Buyer Prepayment not yet earned by performance by the Companies, together with the Buyer Loans and the Additional Buyer Loans, will be applied against Buyer’s capital contribution obligations described in Section 8.9(b) herein.
3.4 Accounts Receivable and Equipment. The Purchase Price has been determined assuming that all Accounts Receivable (net of reserves) shall be collected within one hundred twenty (120) days after the Closing Date and that the Tangible Personal Property as set forth on that certain equipment appraisal prepared by T.B. Harski & Associates, dated July 22, 2005 (the “Equipment Appraisal”) exist and are properly reflected in the Records of the Companies or have been consumed or disposed of in the Ordinary Course of Business and such consumption or disposal is properly reflected in the Records of the Companies. Buyer and Seller agree that Accounts Receivable (net of reserves) which remain uncollected one hundred twenty days (120) days after the Closing Date, and Tangible Personal Property that cannot be identified in a physical audit of the Assets or which cannot be reconciled as being consumed or disposed of by reference to the Records of the Companies shall, for purposes of this Section 3.4, be ascribed a value of zero, and Buyer shall be entitled to reduce the number of shares of Additional PEI Stock that would otherwise be issued to Seller by a number of shares equal to the amount of such uncollected Accounts Receivable and the value (based upon the Equipment Appraisal) of such Tangible Personal Property (collectively, the “A/R & Equipment Shortfall”) divided by the Assumed Value; provided, that if the Additional PEI Stock has already been issued to Seller or is otherwise insufficient to fully cover the A/R & Equipment Shortfall, then Buyer may deduct the amount of such A/R & Equipment Shortfall (or the remainder thereof) from the Post-Closing PEI Stock (if the Vesting Date shall have already occurred); provided further, that if the Vesting Date shall not have occurred or if the Post-Closing PEI Stock is insufficient to cover the A/R & Equipment Shortfall, then Buyer may deduct the amount of such A/R & Equipment Shortfall (or the remainder thereof) from (but shall not be limited to) any amounts otherwise due hereunder to Seller or Call, including without limitation the Shareholder Loan. Notwithstanding the foregoing, prior to deducting any portion of the A/R & Equipment Shortfall from the Shareholder Loan, Buyer shall provide Call with an option, which shall be exercised, if at all, within ten (10) days after written notice of such option to Call, to return to Buyer for cancellation such number of shares of PEI Stock held by Call equal to (x) the portion of the A/R & Equipment Shortfall that would otherwise be deducted from the Shareholder Loan divided by (y) the Assumed Value. Such deductions shall be treated for all purposes as an adjustment to the Purchase Price. Purchase Price adjustments pursuant to this Section 3.4 shall be implemented in a manner that does not result in a double penalty to Seller. As an example if in connection with the determination of the Net Asset Value Shortfall, Seller’s Accounts Receivable (net of reserves) is adjusted downward, the amount of Accounts Receivable (net of reserves) required to be collected pursuant to this section shall be similarly reduced.
3.5 Pro-Rata Payment of Purchase Price. Each element of the Purchase Price shall be paid pro-rata to Call, Horne and Mouser in accordance with the Purchase Price Allocation referenced in Section 4.1 and their respective equity ownership interests in each of MART, Casie and Rezultz, as more fully described in Paragraph B in the Background section of this Agreement; provided that, in the case of Horne or Mouser, such individual has become a party to this Agreement by executing a joinder in the form attached hereto as Exhibit D.
4. Allocation of Purchase Price.
4.1. The Purchase Price shall be allocated among the equity ownership interests of Call, Horne and Mouser in each of MART, Casie and Rezultz, as determined by Buyer (the “Purchase Price Allocation”), and attached hereto prior to the Closing Date as Schedule 4.1.

4.2. The parties agree to be bound by the Purchase Price Allocation as set forth in Section 4.1 and to report the transaction contemplated herein for federal, state, and local tax purposes in accordance with such allocation. The Parties will file their respective Tax Returns in a manner consistent with such allocation.
5. Representations and Warranties Pertaining To Seller. Seller hereby represents, warrants and covenants to Buyer as follows:
5.1. Enforceability; Authority. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery of each other agreement to be executed or delivered by Seller at the Closing (collectively, the “Seller Closing Documents”), each of the Seller Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller Closing Documents and to perform its obligations under this Agreement and the Seller Closing Documents.
5.2. Conflict. Neither the execution and delivery of this Agreement nor the consummation or performance of the transactions contemplated hereunder will, directly or indirectly (with or without notice or lapse of time): (i) Breach or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereunder or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller may be subject; (ii) cause Buyer to become subject to, or to become liable for, the payment of any Tax; (iii) result in the imposition or creation of any Encumbrance upon or with respect to the Stock; (iv) contravene, conflict with or result in a violation or Breach of any Contract of Seller; or (v) contravene, conflict with or result in a violation or Breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller that otherwise relates to the Stock or the Business.
5.3. Consents. Seller is not required to give any notice to or obtain any Consent from any Person in connection with Seller’s execution and delivery of this Agreement or any of the Seller Closing Documents or the consummation or performance of the transactions contemplated hereby.
5.4. Legal Proceedings. Except as set forth in Schedule 5.4, there is no pending or threatened Proceeding by or against Seller (i) that relates to or may affect the Business or the Stock; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby.
5.5. Brokers or Finders. Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Stock or the transactions contemplated hereby.
5.6. Ownership of Stock. On the Closing Date, Seller shall have good and marketable title to the Stock, free and clear of Encumbrances. On the Closing Date, Seller shall be the sole owner of the Stock. The Stock constitutes all of the issued and outstanding stock in the Companies. Seller has not granted a currently effective power of attorney or proxy to any person with respect to all or any part of the Stock. Except for this Agreement and as set forth in the Shareholders Agreement, Seller is not a party to or bound by any agreement, undertaking or commitment to sell, exchange or purchase any shares of capital stock of the Companies.
5.7. Investment.
(a) The PEI Stock to be acquired by Seller hereunder will be acquired for investment for Seller’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and Seller has no present intention of selling, granting any participation in, or otherwise distributing the same.
(b) As of the Closing Date, Seller shall have received or had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the PEI Stock to be acquired by Seller under this Agreement. As of the Closing Date, Seller shall further have had an opportunity to ask questions and receive answers from Buyer regarding the PEI Stock and to obtain additional information (to the extent Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Seller or to which Seller had access.

(c) Seller understands that the ownership of the PEI Stock involves substantial risk. Seller: (i) has experience as an investor in securities of companies in the development stage and acknowledges that such Seller is able to fend for itself, can bear the economic risk of Seller’s investment in the PEI Stock and has such knowledge and experience in financial or business matters that Seller is capable of evaluating the merits and risks of this investment in the PEI Stock and protecting its own interests in connection with this investment and/or (ii) has a preexisting personal or business relationship with Buyer and certain of its officers, directors or controlling persons of a nature and duration that enables Seller to be aware of the character, business acumen and financial circumstances of such persons.
(d) Call is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.
(e) Seller understands that the shares representing the PEI Stock are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from Buyer in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Seller represents that Seller is familiar with Rule 144 of the U.S. Securities and Exchange Commission, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Seller understands that the Company is under no obligation to register any of the securities sold hereunder except as provided in Section 3.6 hereof.
(f) It is understood that the certificates evidencing the PEI Stock will bear the legend set forth below, or language substantively similar:
The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or under the securities laws of certain states. These securities are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Act and the applicable state securities laws, pursuant to registration or exemption therefrom. Investors should be aware that they may be required to bear the financial risks of this investment for an indefinite period of time.
5.8. Disclosure. No representation or warranty or other statement made by Seller in this Agreement, the Seller Closing Documents or the Schedules or otherwise in connection with the transactions contemplated hereby contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading. Seller has no Knowledge of any fact (other than general economic or industry conditions) that may materially adversely affect (i) Seller’s Stock or his ability to transfer to Buyer good and marketable title thereto; or (ii) the assets, business, prospects, financial condition or results of operations of the Companies, in such instance, that has not been set forth in this Agreement or the Schedules hereto.
6. Representations and Warranties Pertaining to the Companies. Seller and the Companies, jointly and severally represent, warrant and covenant to Buyer as follows:
6.1. Organization and Good Standing. MART is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Casie and Rezultz is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Each Company has full corporate power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use. Each Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Schedule 6.1 contains a complete and accurate list of any jurisdiction in which a Company is qualified to do business as a foreign corporation. No Company has any Subsidiaries or owns any shares of capital stock, or other ownership interests in, any other Person.

6.2. Enforceability; Authority; No Conflict.
(a) This Agreement constitutes the legal, valid and binding obligation of each Company, enforceable against such Company in accordance with its terms. Upon the execution and delivery of each other agreement to be executed or delivered by a Company at the Closing (each, a “Company Closing Document” and collectively, the “Company Closing Documents”), each such Company Closing Document will constitute the legal, valid and binding obligation of such Company, enforceable against such Company in accordance with its respective terms. Each Company has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Company Closing Documents to which it is a party and to perform its obligations under this Agreement and such Company Closing Documents, and such action has been duly authorized by all necessary action by such Company’s board of directors and shareholders.
(b) Except as set forth in Schedule 6.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (i) Breach (A) any provision of any of the Governing Documents of any Company or (B) any resolution adopted by the board of directors or the shareholders of any Company; (ii) Breach or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which a Company, or any of the Assets, may be subject; (iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by a Company or that otherwise relates to the Assets or to the Business; (iv) cause Buyer to become subject to, or to become liable for the payment of, any Tax; (v) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Company Contract; or (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.
(c) Except as set forth in Schedule 6.2(c), no Company is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.
6.3. Capitalization.
(a) As of the date of this Agreement, the record and beneficial owners and holders of the issued and outstanding capital stock of the Companies, free and clear of all Encumbrances, are as set forth in Paragraph B in the Background section of this Agreement. Immediately prior to Closing, Seller shall be the record and beneficial owner and holder of all of the issued and outstanding capital stock of the Companies, representing the Stock, free and clear of all Encumbrances. Except for the Shareholders Agreement, there are no Contracts relating to the issuance, sale or transfer of the Stock or any equity securities or other securities of the Companies.
(b) Casie has authorized capital consisting of ten thousand (10,000) shares of common stock, no par value, of which seventy (70) shares are outstanding; and no other shares of any class or series of stock in Casie are authorized or outstanding. MART has authorized capital consisting of ten thousand (10,000) shares of common stock, no par value, of which one hundred (100) shares are outstanding; and no other shares of any class or series of stock in MART are authorized or outstanding. Rezultz has authorized capital consisting of two thousand five hundred (2,500) shares of common stock, no par value, of which one thousand three hundred fifty (1,350) shares are outstanding; and no other shares of any class or series of stock in Rezultz are authorized or outstanding. All of the Stock is duly authorized, validly issued, fully paid and non-assessable. No shares of common stock or preferred stock are held in treasury. There are no issued and outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matter on which any Company’s shareholders may vote (“Voting Debt”). Except for the Shareholders Agreement, there are no options, rights, warrants, preemptive rights, stock appreciation rights, phantom stock rights, profits interests, calls, subscriptions, commitments, buy-sell agreements or other instruments, understandings, or agreements outstanding (i) giving any Person the right to acquire (whether by exercise, conversion or otherwise) any shares of capital stock of any Company or any Voting Debt or (ii) otherwise relating to or affecting the stock of any Company or providing similar benefits, or giving any rights to the holders thereof, nor are there any commitments to issue or execute any of the foregoing. None of the Stock has been issued in violation of any preemptive rights of any security holder of any Company or in violation of the Securities Act, applicable state securities laws or other requirements of law.

6.4. Financial Statements. The Companies: (a) have delivered to Buyer a balance sheet of the Companies as of December 31, 2005, and the related statement of income, changes in shareholders’ equity and cash flows for the fiscal year then ended, and (b) shall deliver to Buyer prior to Closing a balance sheet of the Companies as of December 31, 2006, and the related statement of income, changes in shareholders’ equity, and cash flows for the period then ended (all financial statements referenced in this Section 6.4 are collectively referred to herein as the “Financial Statements”). The Financial Statements fairly and accurately present the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Companies as and at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP. The Financial Statements referred to in this Section 6.4 do and shall reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such Financial Statements. The Financial Statements shall have been prepared from and shall be in accordance with the accounting Records of the Companies.
6.5. Books and Records. The books of account and other financial Records of the Companies, all of which have been made available to Buyer and its Representatives, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Companies, all of which shall have been made available to Buyer prior to the Closing Date, contain accurate and complete Records of all meetings held of, and corporate actions taken by, the shareholders, the board of directors and committees of the board of directors of the Companies, and no meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.
6.6. Sufficiency of Assets. The Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by the Companies and (b) include all of the assets of the Companies.
6.7. Real Property. Except as set forth in Schedule 6.7(a), no Company owns any Real Property, nor does any Company have any option or rights to acquire any Real Property. With respect to the Real Property listed on Schedule 6.7(a), the Company indicated as the owner thereof on Schedule 6.7(a) is the sole owner of good and marketable title to such Real Property, in indefeasible fee simple. Schedule 6.7(b) sets forth a true, correct and complete list and description (and the Companies have provided to Buyer true and complete copies) of all Real Property Leases of the Companies (as lessor/sublessor or lessee/sublessee) and all material oral or written leases, licenses, permits, certificates, authorizations, contracts and other agreements relating thereto, any security deposits paid thereunder, outstanding rental concessions or abatements, any renewal or cancellation rights, and the terms thereof. Each Company has a valid leasehold interest in and the right to quiet enjoyment of the real properties subject to the Real Property Leases where the Company is lessee or sublessee for the full term thereof. The Companies do not owe any brokerage commissions with respect to any such leased space. No Company is in default under the Real Property Leases and no approval or consent of, nor payment to, any Person is needed for any of the foregoing to continue to be in full force and effect upon consummation of the transactions contemplated by this Agreement. To Seller’s and the Companies’ Knowledge, no other party to a Real Property Lease is in default under such lease. The Real Property Leases are in full force and effect and will continue to be in full force and effect upon consummation of the transactions contemplated hereby.
6.8. Title To Assets; Encumbrances.
(a) The Companies own good and marketable title to all of the Assets free and clear of Encumbrances other than Permitted Encumbrances and those described in Schedule 6.8(a). At the time of Closing, all Assets shall be free and clear of all Encumbrances other than Permitted Encumbrances. The consummation of the transactions contemplated hereby shall not render Buyer liable in any manner for any debt, liability, tax or obligation of the Companies, known or unknown, fixed or contingent, except for the Liabilities identified on Schedule 6.8(a) to this Agreement (all of which are reflected in the most recent Financial Statements of the Companies).

(b) Except as set forth on Schedule 6.8(b), within five (5) years prior to the date hereof, the Companies have not (i) conducted business under or used any name (whether corporate or assumed) other than as set forth on Schedule 6.8(b), (ii) purchased or sold assets outside of the Ordinary Course of Business, or (iii) maintained, stored or otherwise located the Assets at any facility other than the Real Property designated on Schedule 6.7(a) or Schedule 6.7(b).
6.9. List and Condition of Facilities. Schedule 6.9 sets forth a true, complete and accurate list of all Tangible Personal Property and the location of the same setting forth with respect to each item of Tangible Personal Property on a tax basis and a GAAP basis, the costs, accumulated depreciation and date acquired. Except as disclosed in Schedule 6.9, each item of Tangible Personal Property of the Companies is (or will be before the Closing Date) in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects. No such Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Schedule 6.9, all Tangible Personal Property used in the Business is in the possession of the Companies.
6.10. Accounts Receivable. Schedule 6.10 contains a complete and accurate list of all Accounts Receivable, if any, as of the date of this Agreement, which list sets forth the aging of each such Account Receivable. Each of the Companies’ Accounts Receivable (including those arising after the date hereof through and including the Closing Date) arose or will arise from a valid, bona fide sale of goods or delivery of services in the Ordinary Course of Business.
6.11. Inventories. All Inventory is usable and saleable in the Ordinary Course of Business of the Companies.
6.12. No Undisclosed Liabilities. The Companies have no Liability except for Liabilities reflected or reserved against in the Financial Statements at December 31, 2005 and current liabilities incurred in the Ordinary Course of Business of the Companies since December 31, 2005, all of which are accurately reflected on the Companies’ books and records.
6.13. Taxes. Except as set forth in Schedule 6.13:
(a) The Companies and Seller (with respect to the Business) have timely filed all Tax Returns that were required to be filed. All such Tax Returns were true, correct and complete and have been prepared in compliance with all Legal Requirements. All Taxes owed by the Companies and Seller (with respect to the Business) (whether or not shown on any Tax Return) have been paid. No penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax. None of the Companies nor Seller (with respect to the Business) is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Body in a jurisdiction where a Company or Seller (with respect to the Business) does not file a Tax Return that it is or may be subject to taxation by that jurisdiction. No Company or Seller (with respect to the Business) is liable for any Tax as a transferee or successor.
(b) The Companies and/or Seller (with respect to the Business) (i) have withheld from any employee, customer, independent contractor, creditor, shareholder and any other applicable payee proper and accurate amounts for all taxable periods in compliance with all Tax withholding provisions or other requirements of applicable federal, state, local and foreign laws, (ii) have remitted, or will remit on a timely basis, such amounts to the appropriate taxing authority, and (iii) have furnished or been furnished properly completed exemption certificates for all exempt transactions.
(c) No audit or other examination of any Tax or Tax Return of the Companies or Seller (with respect to the Business) is presently in progress and none of the Companies, Seller (with respect to the Business) nor any director or officer (or shareholder responsible for Tax matters) of the Companies expects any Governmental Body to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state or local Tax audits, administrative Tax proceedings or judicial proceedings are pending or being conducted with respect to the Companies. None of the Companies, Seller (with respect to the Business) nor any director or officer (or shareholder responsible for Tax matters) of the Companies have received from any foreign, federal, state or local taxing authority (including jurisdictions where the Companies have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review or investigation; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against the Companies, and none of the Companies, Seller (with respect to the Business) nor any director or officer (or shareholder responsible for Tax matters) of the Companies expects any such items to be forthcoming.

(d) Schedule 6.13: (i) lists all federal, state, local and foreign Tax Returns filed with respect to the Companies (or Seller with respect to the Business) for taxable periods ending on or after January 1, 2003; (ii) indicates those Tax Returns that have been audited; (iii) indicates those Tax Returns with respect to which audits have been closed, (iv) indicates those Tax Returns that currently are the subject of an audit; and (v) identifies each federal, state and local Tax election which has been made by each of the Companies and Seller (with respect to the Business). There are no rulings, requests for rulings or closing agreements with any Governmental Body which could affect the Taxes of the Companies or Seller (with respect to the Business) for any period after the Closing Date. None of the Companies nor Seller has participated (and will not participate prior to the Closing Date) in or cooperated with an international boycott within the meaning of Section 999 of the Code. The Companies and Seller have complied with all information reporting requirements of, and have maintained all required records and supporting information with respect to, Section 6038A of the Code and the regulations thereunder pertaining to information with respect to certain foreign-owned corporations. The Companies and Seller have delivered to Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by the Companies or Seller (with respect to the Business) since January 1, 2003.
(e) None of the Companies nor Seller (with respect to the Business) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to any Company or Seller (with respect to the Business).
(f) No assessments or deficiency for any Tax has been proposed, asserted or assessed against any Company or Seller with respect to taxable periods ended on or before the Closing Date which has not been resolved, paid in full or fully reserved in accordance with GAAP in the Financial Statements. There are no liens for Taxes upon the assets of the Companies, other than liens for Taxes not yet due and payable. Each of the Companies has fully accrued or reserved in the Financial Statements all Taxes of such Company for any periods prior to the Closing Date that are not yet due and payable as of the Closing Date and has made adequate provision in the Financial Statements for all current Taxes and assessments for which such Company is or may be held liable, and the unpaid Taxes of the Companies and/or Seller (with respect to the Business) (i) did not on December 31, 2006 and do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the December 31, 2006 balance sheet of the Companies included in the Financial Statements, and (ii) do not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past customs and practice of the Companies and/or Seller (with respect to the Business) in filing its Tax Returns. Since December 31, 2005, neither the Companies nor Seller (with respect to the Business) has incurred any liability for Taxes arising from extraordinary gains or losses, as the term is used in GAAP, outside the Ordinary Course of Business of the Companies.
(g) Each Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(h) None of the Companies is a party to any Tax allocation or sharing agreement (including any indemnity arrangement) pursuant to which it would have any obligation to make payments after Closing. None of the Companies has been a member of an affiliated group (as defined in Section 1504(a) of the Code) filing a consolidated federal income Tax Return nor does it have a Liability for Taxes of any Person under Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. None of the Companies is a member of an affiliated, combined or unitary group for state or local income tax purposes.

(i) None of the Companies nor Seller (i) has made any payments; (ii) is obligated to make any payments; or (iii) is a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible (in whole or in part) under Sections 162, 280G or 404 of the Code.
(j) None of the Companies has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Each Company shall, upon request, furnish to Buyer on or before the Closing Date a certification of the Company’s non-United States real property interest status, as set forth in Regulations Sections 1.1445-2(c) and 1.897-2(h). Seller is not a “foreign person” (as that term is defined in Section 1445 of the Code) and shall, upon request, furnish to Buyer on or before the Closing Date certification of such Seller’s non-foreign status, as set forth in Regulation Section 1.1445-2(b).
(k) None of the Companies has been the “distributing corporation” (within the meaning of Section 355(a)(1) of the Code) nor the “controlled corporation” (within the meaning of Section 355(a)(1) of the Code) within the two-year period ending as of the date of this Agreement.
(l) None of the Companies nor Seller has participated in a “reportable transaction” within the meaning of Regulation Section 1.6011-4(b), nor have any of the Companies or Seller acted as a material adviser within the meaning of Code Section 6111.
(m) None of the Companies nor Seller (with respect to the Business) has (i) consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of any assets; (ii) agreed to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) made an election to treat any asset as owned by another person pursuant to the provisions of former Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) acquired or owned any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable foreign, state or local Tax provision. No Company will be required to include any amount in income for any taxable period ending after the Closing Date as a result of a change in accounting method for any taxable period beginning on or before the Closing Date or pursuant to any agreement with any Governmental Body with respect to any such taxable period. No Company will be required to include in any period ending after the Closing Date any income that accrued in a prior period but was not recognized in any prior period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or the cash method of accounting.
(n) For taxable periods ending on or after January 1, 2003, no issue has arisen in any examination of Taxes of the Companies or Seller (with respect to the Business) by any Governmental Body or other Person that if raised with respect to any other taxable periods ending on or after January 1, 2003 not so examined would result in a Tax deficiency, if upheld.
(o) Each of the Companies and Seller (with respect to the Business) has made all payments of estimated and/or Composite Taxes required to be made under the Code and any comparable provision of state, local and foreign law.
(p) None of the Companies nor Seller (with respect to the Business) has disposed of property in a transaction presently being accounted for under the installment method under Section 453 of the Code and any comparable provision of state, local and foreign law. None of the assets of any Company is property which such Company or Seller is required to treat as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f) of the Code. None of the assets of any Company directly or indirectly, secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the Companies presently holds assets for which an election under Section 108(b)(5) of the Code was made. None of the assets of any Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code. None of the Companies nor Seller (with respect to the Business) is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes, nor is any of the property of any Company held in an arrangement or pursuant to a contract that could be classified as a partnership for federal income tax purposes. No Company owns any interest in any controlled foreign corporation (as defined in section 957 of the Code), passive foreign investment company (as defined in section 1297 of the Code) or other entity the income of which is or could be required to be included in the income of such Company.

(q) Each of Casie and Rezultz has in effect a valid election (“Federal S Election”) with the IRS and, where applicable, a corresponding separate valid election (“State S Election”) with the respective state Tax authority where the Company files, or is required to file, Tax Returns as an S Corporation, to be taxed pursuant to Subchapter S of the Code or the corresponding provision of state law (the Federal S Election and the State S Election shall be collectively referred to herein as the “S Elections”).
(r) The S Elections for Casie and Rezultz were first effective for the tax year ended December 31, 1987 and December 31, 1989, respectively, and have remained valid and in effect since that taxable year.
(s) Neither Casie nor Rezultz has any earnings and profits for federal income tax purposes from any period prior to the effective date of the S Elections.
(t) Neither Casie nor Rezultz has any “Net Unrealized Built-In Gains” as that term is defined in Section 1374 of the Code and no Federal entity level Tax liability would be incurred upon the disposition of any of the assets or property of either Casie or Rezultz.
6.14. No Material Adverse Change. Since December 31, 2005, there has not been any Material Adverse Change, and no event has occurred or circumstance exists that may result in such a Material Adverse Change.
6.15. Employees; Employee Benefit Plans.
(a) Schedule 6.15(a) contains a complete and accurate list of the following information for each employee of any Company, including each employee on leave of absence or layoff status: name; job title; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since December 31, 2005; sick leave, vacation leave and all other paid leave that is accrued but unused.
(b) No Company has violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement.
(c) A complete and accurate list of each Company’s Employee Benefit Plans are set forth on Schedule 6.15(c). No Company has maintained, contributed to or had an obligation to contribute to any other Employee Benefit Plan within the past five (5) years other than those set forth on Schedule 6.15(c). No Company has proposed any new Employee Benefit Plans nor has it proposed any amendments or modifications to its current Employee Benefit Plans. Each Company’s Employee Benefit Plans have been operated and administered in all material respects in accordance with their provisions and applicable Legal Requirements, including but not limited to ERISA and the Code and each of the Employee Benefit Plans which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be “qualified” under Section 401 (a) of the Code is so qualified. There are no pending or threatened or anticipated claims, audits or investigations (other than routine claims for benefits) by, on behalf of, relating to or against any of the Employee Benefit Plans or any trusts related thereto. None of the Companies nor any ERISA Affiliate maintains or has any liability under any Employee Benefit Plan subject to Title IV of ERISA or Section 412 of the Code.
(d) Except as set forth on Schedule 6.15(d), Buyer shall have no responsibility for any obligations under Section 4980B of the Code, or Sections 601-609 of ERISA or any similar provisions for health care continuation coverage under applicable Legal Requirements with respect to the Companies’ Employee Benefit Plans (collectively, “COBRA Obligations”) resulting from the transactions contemplated hereby.

(e) No liabilities exist or are reasonably expected to exist under any Employee Benefit Plan of any Company that, individually or in the aggregate, would have a material adverse effect on the Business, Assets, Liabilities, condition (financial or otherwise), results of operations or prospects of such Company.
(f) No Company has entered into any individual agreement or otherwise made any individual commitment to any employee with respect to continued benefits or employment by such Company or Buyer.
(g) Upon termination of the employment of any of the employees or the change in control of the Companies that will occur upon sale of the Stock pursuant to this Agreement, Buyer will not by reason of anything done or promised prior to the Closing Date be liable to any of the Companies’ employees for severance pay or any other payments.
(h) Each Company is in compliance with all Legal Requirements respecting its employment and employment practices, terms and conditions of employment, human rights practices, workers’ compensation practices, occupational health and safety practices, and pay and employment equity practices. All amounts due or accrued for all salary, wages, bonuses, paid leave (including, without limitation, vacation leave and sick leave), pension benefits and other employee benefits with respect to the employees of each Company, if any, are duly reflected in such Company’s Records. All premiums, contributions, levies, assessments and penalties under any legislation relating to employment including, without limitation, any workers’ compensation, pension or unemployment insurance legislation, in respect of the employees of each Company, if any, are fully paid or are reflected in the Records of such Company. All claims, potential claims, current assessment rates and special assessments under such legislation have been disclosed to Buyer. All fiduciaries of each Company’s Employee Benefit Plans have complied with the provisions of such Company’s Employee Benefit Plans and with all Legal Requirements respecting such Company’s Employee Benefit Plans.
(i) None of the Companies’ Employee Benefit Plans, or any trusts created thereunder, have engaged in a non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which would subject the plan or any such trust or the Companies to any liability as a result of any prohibited transactions imposed by Section 4975 of the Code. None of such Employee Benefit Plans nor any trusts thereunder have been terminated, nor have there been any “reportable events” with respect thereto, as that term is defined in Section 4043 of ERISA.
(j) With respect to the Companies’ Employee Benefit Plans, the Companies have delivered to Buyer true and complete copies of: (i) any and all plan texts and agreements (including, but not limited to, trust agreements, insurance contracts and investment management agreements); (ii) any and all material employee communications (including any relating to summary plan descriptions and material modifications thereto); (iii) the two most recent Forms 5500 filed with the IRS for each plan for which a Form 5500 was required to be filed with the IRS and any other form or filing required to be submitted to any Governmental Body with regard to any such Employee Benefit Plans; (iv) the most recent annual and periodic accounting of plan assets, if applicable; (v) the most recent determination letter received from the IRS, if applicable; and (vi) in the case of any unfunded or self-insured plan or arrangement, an estimate of accrued and anticipated liabilities thereunder.
(k) With respect to each of the Companies’ Employee Benefit Plans that is intended to be a qualified plan under Section 401(a) of the Code: (i) such plan so qualifies, and its trust has been determined to be exempt from taxation under Section 501(a) of the Code; (ii) such plan has been administered and enforced in accordance with its terms and all applicable laws, regulations and rulings in all material respects; (iii) no breach of fiduciary duty has occurred with respect to which the Companies or any plan may be damaged in any material respect; (iv) no material disputes with nor any audits or investigations by any governmental authority are pending or threatened; (v) all contributions, premiums, and other payment obligations have been accrued on the consolidated financial statements of the Companies in accordance with GAAP, and, to the extent due, have been made on a timely basis, in all material respects; and (vi) all contributions or benefit payments made or required to be made under such Plan meet the requirements for deductibility under the Code.

(l) With respect to each of the Companies’ Employee Benefit Plans that provides welfare benefits of the type described in Section 3(1) of ERISA: (i) no such plan provides medical or death benefits with respect to current or former employees or directors of the Companies beyond their termination of employment, other than coverage mandated by Sections 601-608 of ERISA or 4980B(f) of the Code; (ii) each such plan has been administered in compliance with Sections 601-609 of ERISA and 4980B(f) of the Code; and (iii) no such plan has reserves, assets, surpluses or prepaid premiums.
(m) None of the Companies is a participant in, or obligated to contribute to, any “multiemployer plan” as defined in Section 3(37) of ERISA.
(n) The consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay, (ii) accelerate the time of payment or vesting under any plan, or (iii) increase the amount of compensation or benefits due to any individual.
6.16. Labor Disputes. Except as disclosed in Schedule 6.16, (i) no Company has been, and is not now, a party to any collective bargaining agreement or other labor contract; and (ii) there is not pending or threatened against or affecting any Company any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting such Company or the Facilities.
6.17. Compliance With Legal Requirements; Governmental Authorizations.
(a) The operation of the Business, the conduct of the Business as and where such business has been conducted, the hiring, terminating, compensating and otherwise managing or dealing with employees, and the ownership, possession and use of the Assets used in or for the Business, comply and have complied with all Legal Requirements applicable to the Companies, their operations, the Business, the Assets and the Liabilities. The Companies have obtained and hold all Governmental Authorizations required for the lawful operation of the Business as and where such business is presently conducted. All Governmental Authorizations relating to the Business are identified on Schedule 6.17, and copies of such Governmental Authorizations have been delivered to Buyer.
(b) Except as set forth in Schedule 6.17, all such Governmental Authorizations are in full force and effect, no violations are or have been recorded in respect of any Governmental Authorization and no Proceeding is pending or threatened to enforce, revoke, terminate or limit any Governmental Authorization. Except as set forth in Schedule 6.17, no Company is in default, and has not received any notice of any claim of default, with respect to any such Governmental Authorization or of any notice of any other claim or Proceeding (or threatened Proceeding) relating to any such Governmental Authorization. Except as set forth in Schedule 6.17, all such Governmental Authorizations shall survive a change in ownership of the Companies without the Consent of any Person and shall remain in full force and effect immediately following the Closing.
6.18. Proceedings and Judgments. Except as set forth in Schedule 6.18, (a) no Proceeding involving or related to any Company, the Business or the Assets is currently pending; (b) no Judgment involving or related to any Company, the Business or the Assets is currently outstanding; and (c) no breach of contract, breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge or other claim of any nature or related to the Business has been asserted or threatened against any Company at any time since January 1, 2003, which would be reasonably likely to materially impair Buyer’s or such Company’s ability to operate the Business as currently conducted or proposed to be conducted.
6.19. Absence Of Certain Changes And Events. Except as set forth in Schedule 6.19, since December 31, 2005, the Companies have conducted the Business only in the Ordinary Course of Business and there has not been any:
(a) change in any Company’s authorized or issued stock, grant of any option or right to purchase any stock of any Company or issuance of any security convertible into such stock;
(b) amendment to any of the Governing Documents of any Company;

(c) payment (except in the Ordinary Course of Business) or increase by any Company of any bonuses, salaries or other compensation to any shareholder, director, officer or employee or entry into any employment, severance or similar Contract with any director, officer or employee;
(d) adoption of, amendment to or increase in the payments to or benefits under, any Employee Benefit Plan;
(e) damage to or destruction or loss of any Asset, whether or not covered by insurance;
(f) sale (other than sales of Inventory in the Ordinary Course of Business), lease or other disposition of any Asset or property of any Company (including the Intellectual Property) or the creation of any Encumbrance on any Asset;
(g) cancellation or waiver of any claims or rights with a value to any Company in excess of $50,000 individually, or $100,000 in the aggregate;
(h) indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with any Company;
(i) change in the accounting methods used by any Company; or
(j) contract by any Company to do any of the foregoing.
6.20. Contracts; No Defaults.
(a) Schedule 6.20(a) sets forth a true and correct list of all of the Contracts to which each Company is a party or is bound. A description of each material oral Contract is included on Schedule 6.20(a), and, except as otherwise indicated on Schedule 6.20(a), copies of each written Contract have been delivered to Buyer.
(b) Except as set forth in Schedule 6.20(b), all of the Company Contracts are in full force and effect and no Company is in default under any of them, nor to Seller’s and the Companies’ Knowledge is any other party to any such Company Contract in default thereunder, nor is there any condition or basis for any claim of a default by any party thereto or event which, with notice, lapse of time or both, would constitute a default thereunder. Except as disclosed in Schedule 6.20(b), all rights of each Company under Contracts otherwise extending beyond the Closing shall be unaffected by the consummation of the transactions contemplated hereby and shall not require the consent or approval of any Person, nor shall such consummation constitute a condition or basis for any claim of a default by any party thereto or event which, with notice, lapse of time or both, would constitute or give rise to a default, or a right of any party other than Buyer to assert or enforce any remedy or any right to terminate or accelerate the termination or any obligation under, or seek any payment with respect to, such Company Contract.
(c) Schedule 6.20(c) contains an accurate and complete list of (i) the names and addresses of all of the Customers of the Business through the date of this Agreement. Attached is a true, complete and accurate list and description of all active or open Customer orders or performance obligations. No Company has made any warranties to Customers in connection with its past operations, sales and services to Customers prior to the Closing Date other than such Company’s standard warranties set forth in Schedule 6.20(c).

6.21. Insurance. Schedule 6.21 is an accurate and complete list and description (including, without limitation, the type of policy, the risks insured and all exclusions, the Persons insured, the amounts and limits of coverages, all co-insurance and deductibles, and the names of the issuing insurers) of all Insurance Policies currently owned or maintained by any Company (excluding Insurance Policies that constitute Employee Benefit Plans) in connection with or for the benefit of the Business and all liability Insurance Policies owned or maintained by any Company or any of its respective predecessors at any time during the five (5) years prior to the date of this Agreement in connection with or for the benefit of the Business. Except as described in Schedule 6.21, all such Insurance Policies are or were on an “occurrence” rather than a “claims made” basis. All premiums due to date under such Insurance Policies have been paid and no default by any Company exists thereunder. No Company has received any notice of cancellation with respect to any such current Insurance Policy, and there is no basis for the insurer thereunder to terminate any such current Insurance Policy. Each such Insurance Policy is or was in full force and effect during the period(s) of coverage indicated on Schedule 6.21. Except as described on Schedule 6.21, (i) there are no claims that are pending under any of the Insurance Policies described on Schedule 6.21, and (ii) no other Person is a named or additional insured under any such Policies. No insurer has made any “reservation of rights” or refused to cover all or any portion of any pending claims. No party to any insurance policy has repudiated any provision thereof. The insurance maintained by each Company is customary in terms of type and amount of coverage for businesses of the same type as such Company and is otherwise sufficient for its participation in the Business. True and correct copies of all Insurance Policies have been delivered to Buyer. No Company is a named or additional insured under any insurance policy other than the Insurance Policies.
6.22. Environmental Matters. Except as disclosed in Schedule 6.22:
(a) Each Company, the Business and the Assets used in or for the Business are, and at all times have been, in full compliance with, and have not been and are not in violation of or liable under, any Environmental Law. No Company has any basis to expect, nor has it or any other Person for whose conduct it is or may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest, (ii) the current or prior owner or operator of any Facilities, or (iii) any other Person, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake, bear the cost of or otherwise be responsible for any Environmental, Health and Safety Liabilities including with respect to any Facility or other property or asset (whether real, personal or mixed) in which any Company has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, handled, processed, treated, leaked, spilled, discharged, emitted, disposed, Released or subject to Threat of Release by any Company, the Business or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.
(b) There are no pending or threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law including with respect to or affecting any Company, the Business, the Assets used in or for the Business, or any Facility or any other property or asset (whether real, personal or mixed) in which any Company has or had an interest.
(c) The Seller and each Company have no Knowledge of or any basis to expect, nor have they, or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with or Liability under any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities including with respect to any Facility or property or asset (whether real, personal or mixed) in which any Company has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, handled, or processed by any Company, the Business or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.
(d) None of the Companies nor any other Person for whose conduct it is or may be held responsible has any Environmental, Health and Safety Liabilities including with respect to the Business, the Assets used in or for the Business, any Facility or any other property or asset (whether real, personal or mixed) in which any Company has or had an interest or at any property geologically or hydrologically adjoining any Facility or any other property or asset.

(e) There are and have been no Hazardous Materials present on or in the indoor or outdoor Environment at or from any Facility or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon except in full compliance with all applicable Environmental Laws. None of the Companies nor any Person for whose conduct it is or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility, the Business, the Assets used in or for the Business or any other property or assets (whether real, personal or mixed) in which any Company has or had an interest except in full compliance with all applicable Environmental Laws.
(f) There has been no Release or Threat of Release, of any Hazardous Materials at or from any Facility or at any other location, including any off-site disposal location, where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, handled, or processed from or by any Facility, or from any other property or asset (whether real, personal or mixed) in which any Company has or had an interest, or any geologically or hydrologically adjoining property, whether by any Company or any other Person.
(g) Each Company has delivered to Buyer true and complete copies and results of any permits, licenses, correspondence, notices and documents, including any reports, studies, analyses, tests, or monitoring possessed, controlled or initiated by such Company pertaining to Hazardous Materials or Hazardous Activities in, on, under or from the Facilities, or concerning compliance by the Business, the Assets used in or for the Business or such Company or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.
6.23. Intellectual Property.
(a) To the best of Seller’s knowledge, each Company owns and has good and marketable title to, or possesses full, legally enforceable rights to use, free and clear of any and all Encumbrances, all Intellectual Property used by such Company in the Business as currently conducted or as proposed to be conducted by such Company. To the best of Seller’s knowledge, the Intellectual Property owned by or legally licensed to and used by the Companies collectively constitutes all of the Intellectual Property necessary to enable the Companies to conduct the Business as presently conducted or proposed to be conducted. No current or former officer, director, shareholder, employee, consultant or independent contractor of any Company, and, with respect only to Intellectual Property owned by such Company, no Person (to the best of Seller’s knowledge), has any right, claim or interest in or with respect to any Intellectual Property owned, developed for, under development for, held for use in, or used in the Business.
(b) Schedule 6.23(b) lists all Patents and Patent Applications and all registered Trademarks (including, without limitation, Internet domain name registrations), and Trademark applications and all registered Copyrights and Copyright applications, including the jurisdictions in which each such Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed. All Patents, registered Trademarks (including, without limitation, Internet domain name registrations), registered service marks and registered Copyrights held by or registered in the name of any Company are valid, in good standing, and subsisting. No Company is infringing, violating, interfering with, misappropriating or making unlawful use of, nor has any Company received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, violation, interference, misappropriation or unlawful use of any proprietary asset owned or used by any Person.
6.24. Brokers Or Finders. None of the Companies nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the transactions contemplated hereby.
6.25. Related Party Transactions. Except for the Shareholder Loan and such other matters as are set forth on Schedule 6.25, no Related Person of Seller or any Company has (a) borrowed money from or loaned money to any Company, (b) any contractual or other claims of any kind against any Company, (c) any interest in any assets used by any Company or (d) engaged in any other transactions with any Company.

6.26. Bank Accounts. Schedule 6.26 sets forth a true, complete and accurate of all banking and safe deposit box arrangements of each Company, specifying the bank, type of account and the names of all Persons authorized to draw against or have access thereto (including, without limitation, all authorized signatories).
6.27. Shareholder Loan. The Shareholder Loan represents all outstanding indebtedness of the Companies to Call for borrowed money.
6.28. Disclosure. No representation or warranty or other statement made by the Companies in this Agreement, the Schedules or otherwise in connection with the transactions contemplated hereby contains any untrue statement or omits to state a material fact necessary to make any such warranty or statement, in light of the circumstances in which it was made, not misleading. Seller and the Companies have no Knowledge of any fact (other than pending legislation or general economic or industry conditions known to the public) that may materially adversely affect the assets, business, prospects, financial condition or results of operations of the Companies that has not been set forth in this Agreement or the Schedules hereto.
7. Representations and Warranties of Buyer. Buyer represents, warrants and covenants to Seller as follows:
7.1. Organization And Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as it is now conducted. Buyer has full corporate power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use. Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it or the nature of the activities conducted by it, requires such qualification.
7.2. Authority; No Conflict.
(a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of each other agreement to be executed or delivered by Buyer at Closing (collectively, the “Buyer Closing Documents”), each of Buyer Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and Buyer Closing Documents and to perform its obligations under this Agreement and Buyer Closing Documents, and such action has been duly authorized by all necessary corporate action.
(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the transactions contemplated hereby by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the transactions contemplated hereby pursuant to: (i) any provision of Buyer’s Governing Documents; (ii) any resolution adopted by the board of directors or the shareholders of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject; or (iv) any Contract to which Buyer is a party or by which Buyer may be bound. Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.
7.3. Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby. To Buyer’s Knowledge, no such Proceeding has been threatened.
7.4. Brokers Or Finders. Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.

7.5. Capitalization. The capitalization of PEI immediately prior to the date of this Agreement consisted of a total of 25,000,000 authorized shares of common stock, par value $0.001 per share, of which approximately 15,368,972 shares were issued and outstanding as of February 1, 2007, and total of 50,000 authorized shares of preferred stock, par value $0.001 per share, none of which were issued or outstanding as of February 1, 2007. The PEI Stock, when issued and paid for as provided in this Agreement will be duly authorized and validly issued, fully paid and nonassessable. There are no issued and outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matter on which the Buyer’s shareholders may vote (“Buyer Voting Debt”), other than indebtedness that is convertible into capital stock of the Buyer and then only upon such conversion. Except as set forth on Schedule 7.5, there are no options, rights, warrants, preemptive rights, stock appreciation rights, phantom stock rights, calls, subscriptions, commitments, buy-sell agreements or other instruments, understandings, or agreements outstanding (i) giving any Person the right to acquire (whether by exercise, conversion or otherwise) any shares of capital stock of Buyer or any Buyer Voting Debt or (ii) otherwise relating to or affecting the stock of Buyer or providing similar benefits, or giving any rights to the holders thereof, nor are there any commitments to issue or execute any of the foregoing
7.6. Buyer Financial Statements. The Buyer has (a) has delivered to Call a balance sheet of the Buyer as of January 20, 2006, and (b) an internally prepared balance sheet of the Buyer as of November 30, 2006, and the related statement of income, changes in shareholders’ equity, and cash flows for the period then ended (all financial statements referenced in this Section 7.6 are collectively referred to herein as the “Buyer Financial Statements”). The Buyer Financial Statements fairly and accurately present the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Buyer as and at the respective dates of and for the periods referred to in such Buyer Financial Statements, all in accordance with GAAP
7.7. No Material Adverse Change. Since November 30, 2006, there has not been any material adverse change, in Buyer’s business, assets, liabilities, condition (financial or otherwise) results of operations or prospects and no event has occurred or circumstance exists that may result in such a material adverse change.
7.8. Proceedings and Judgments. Except as set forth in Schedule 7.8, (a) no Proceeding involving or related to Buyer or Buyer’s business is currently pending; (b) no Judgment involving or related to Buyer is currently outstanding; and (c) no breach of contract, breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge or other claim of any nature, relating to Buyer’s business has been asserted against Buyer, which if adversely determined, would have a material adverse effect on the Buyer.
7.9. Related Party Transactions. Except for the lease of certain real property by a subsidiary of Buyer from the former owner of such subsidiary, no Related Person of Buyer has (a) borrowed money from or loaned money to Buyer, (b) any contractual or other claims of any kind against Buyer, (c) any interest in any assets used by Buyer or (d) engaged in any other transactions with Buyer.
7.10. Disclosure. No representation or warranty or other statement made by Buyer in this Agreement, the Buyer Closing Documents or the Schedules or otherwise in connection with the transactions contemplated hereby contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.
8. Covenants and Other Agreements of Seller and the Companies.
8.1. Advice of Changes. Seller and the Companies will promptly notify Buyer in writing of (a) any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Seller or the Companies contained in this Agreement, if made on or as of the date of that event or the Closing Date, untrue or inaccurate in any material respect and (b) any Material Adverse Change. However, it is understood by the Parties that such notice will not be deemed to satisfy any condition to Buyer’s obligation to close hereunder (including the conditions that no Material Adverse Change have occurred and that the representations and warranties are true and correct on and as of the Closing Date).
8.2. Conduct of Business. During the period on and from the date of this Agreement through and including the Closing Date, the Companies will conduct the Business in the Ordinary Course of Business, protect and preserve the Assets and the Intellectual Property, and maintain and preserve intact the Companies’ relationships with their consultants, independent contractors, employees, licensors, suppliers, vendors, representatives, distributors, Customers and all others with whom they deal, all in accordance with the Ordinary Course of Business. During the period on and from the date of this Agreement through and including the Closing Date, no Company will (and Seller will not cause or permit any Company to) without the express prior written consent of Buyer:

(a) mortgage, pledge, subject to a lien, or grant a security interest in, or suffer to exist any Encumbrance on, any of the Assets;
(b) sell, dispose of or license any of the Assets to any Person, except the sale of Inventory in the Ordinary Course of Business;
(c) fail to maintain such Company’s Tangible Personal Property in good working condition and repair, subject only to ordinary wear and tear;
(d) fail to pay and discharge any trade payables or other Liabilities promptly as they become due;
(e) enter into any agreement or arrangement to pay any bonus, increased salary, or special remuneration to any employee (other than amounts not in excess of normal payments made in the Ordinary Course of Business);
(f) change accounting methods or its method of management or operation whether or not relating to or affecting the Assets, or the Business;
(g) amend, terminate or waive any rights having a value in excess of $50,000, under any Contract, except in the Ordinary Course of Business and with Buyer’s prior written consent;
(h) waive or release any right or claim relating to any Assets in an amount in excess of $10,000, except in the Ordinary Course of Business and with Buyer’s prior written consent;
(i) enter into any Contracts, agreements or other obligations or commitments, other than in the Ordinary Course of Business;
(j) fail to comply in any material respect with any Legal Requirement applicable to the Business;
(k) take any action to terminate or modify, or permit the lapse or termination of, the present Insurance Policies and coverages of such Company relating to or applicable to such Company, the Business or the Assets;
(l) incur, with respect to the Business or the Assets, any Liabilities other than Liabilities incurred in the Ordinary Course of Business;
(m) acquire any material assets or properties or make any commitment to do so, other than in the Ordinary Course of Business;
(n) make any dividend, distribution, redemption, issuance or other transaction in respect of the securities or stock of such Company;
(o) change its customer pricing, rebates or discounts;
(p) incur any indebtedness for borrowed money, make any loans or advances, assume, guarantee or endorse or otherwise become responsible for the obligation of any other Person, or enter into any operating lease involving annual payments in excess of $10,000;

(q) file any Tax Return in a manner which is inconsistent with its past practices including (i) Tax elections and (ii) methods of accounting;
(r) fail to replace and replenish existing inventories, supplies and other stock items consistent with past practices;
(s) engage in any of the actions set forth in Section 6.19 above or actions which would lead to the results described in Section 6.19; or
(t) agree to do any of the things described in the preceding clauses of this Section 8.2.
8.3. Due Diligence. Seller and the Companies and their respective employees shall assist Buyer and its Representatives in a technical, corporate, legal and financial review of the Business and the Companies’ assets and liabilities, including, without limitation, confirmation of the Accounts Receivable, review of all material contracts and permits with respect to the operation of the Business, including, without limitation, permits issued by the New Jersey Department of Environmental Protection and other governmental agencies, as well as all contracts pertaining to agreements with unions and review of equipment to be sold to Buyer, and all documentation pertaining to the lease or ownership of such equipment (including furnishing to Buyer’s representatives all information related to those matters as may be reasonably requested) and shall upon the consent of Call, not to be unreasonably withheld or delayed, permit Buyer’s Representatives to interview operating personnel and investigate material business relationships. From and after the date hereof, Buyer shall have the right to perform diligence for a period (the “Due Diligence Period”) commencing on the date hereof and continuing until 5:00 p.m. on the date that is two (2) weeks after the Schedules Delivery Date. Seller and the Companies and each of their respective officers and agents agree to cooperate fully with Buyer to expedite the completion of such due diligence. If, prior to the expiration of the Due Diligence Period, Buyer shall be dissatisfied, in its sole discretion, with the results of the due diligence process, then Buyer shall have the right to terminate this Agreement upon written notice to Call, with the effect set forth in Section 13.2.
8.4. Obtaining Necessary Consents and Approvals. Seller shall obtain, at its expense, any and all consents and approvals necessary for the effective transfer and conveyance to Buyer of the Stock, including, without limitation, those required under all applicable Environmental Laws (including, without limitation, the New Jersey Industrial Site Recovery Act (“ISRA”). All such consents and approvals shall be in writing and executed counterparts thereof shall be delivered promptly to Buyer. Notwithstanding the foregoing, Buyer shall be responsible for all costs associated with any consents and approvals required directly of Buyer by any Governmental Body, including but not limited to those approvals required pursuant to any Environmental Laws. The Companies and Seller shall not agree to any modification of any Company Contract in the course of obtaining any consents.
8.5. Satisfaction of Conditions Precedent. The Companies and Seller shall use all best efforts to satisfy or cause to be satisfied all the conditions precedent to the Closing hereunder (other than those which involve only Buyer’s obligations), and to cause the transactions contemplated herein to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties, which may be necessary or reasonably required on its part in order to effect the transactions contemplated herein.
8.6. No Solicitation. Seller and the Companies shall not directly or indirectly, and shall not authorize or permit any Related Person or any Representative of any Seller or the Companies directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any acquisition proposal or take any action that could reasonably be expected to lead to an acquisition proposal for the purchase of the Assets or Stock, (ii) furnish any information regarding the Companies to any Person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that could lead to an acquisition proposal, (iii) engage in discussions or negotiations with any Person with respect to any acquisition proposal, (iv) approve, endorse or recommend any acquisition proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any acquisition. Seller and the Companies shall promptly advise Buyer of any inquiry or third party proposal to acquire the Assets or the Stock, including the terms of the proposal and the identity of the offeror.

8.7. Delivery of Schedules. Buyer, Seller and the Companies acknowledge and agree that the Schedules have not been prepared as of the date of this Agreement. Seller and the Companies hereby covenant and agree to deliver the Schedules to Buyer, certified as true, correct and complete by Seller and the Companies, on February 22, 2007, or such later date as may be mutually agreeable by Buyer and Call (the “Schedules Delivery Date”).
8.8. Drag Along Right. Immediately following execution of this Agreement, Call shall exercise the Drag Along Right and shall use his best efforts to cause each of Horne and Mouser to become a party to this Agreement by executing a joinder in the form attached hereto as Exhibit D.
8.9. Certain Post-Closing Obligations.
(a) Bank Guarantee. Buyer hereby agrees that, subject to the occurrence of the Closing and the consent of Parke Bank, Buyer shall guarantee, on terms commercially reasonable to Buyer, the obligations of the Companies under that certain Loan and Security Agreement by and among the Companies and Parke Bank, dated October 5, 2005, and shall use commercially reasonable efforts to cause Parke Bank to release Call as a guarantor of such obligations within nine (9) months after the Closing Date.
(b) Capital Contribution. Buyer hereby agrees that, subject to the occurrence of the Closing, and provided that Seller is not otherwise in default of this Agreement, Buyer shall contribute an aggregate of Four Million Five Hundred Thousand Dollars ($4,500,000) to the capital of the Companies (in the form of equity or debt, as determined by Buyer) for working capital and capital expenditure purposes, to facilitate growth of the Companies, and to finance costs associated with, among other things, the installation of a second indirect dryer and BDAT unit at the Real Property located at 3137 Chammings Drive, Vineland, New Jersey, in accordance with the following schedule: (a) Two Million Dollars ($2,000,000) on the Closing Date; (b) One Million Dollars ($1,000,000) within one hundred twenty (120) days after the Closing Date; and (c) One Million Five Hundred Thousand Dollars ($1,500,000) on or about the date of installation, if ever, of the second indirect dryer and BDAT unit at the Real Property located at 3137 Chammings Drive, Vineland, New Jersey.
(c) Directorship. Buyer hereby agrees that following the Closing, Buyer shall, during the term of the Employment Agreement with Call, and provided that Call is not in default thereunder, cause its board of directors to be increased by one directorship and shall vote shares under which Buyer (or Buyer management) is proxy (and shall cause Mark Alsentzer and Brent Kopenhaver to vote shares of Buyer owned by them), in favor of Call as a director of Buyer, subject to compliance with applicable Legal Requirements. Call’s service on Buyer’s board of directors shall be coterminous with his Employment Agreement.
(d) Tail Coverage. Subject to the occurrence of the Closing, Buyer hereby agrees that for a period of three (3) years following the Closing, Buyer shall pay the costs of an extended reporting endorsement (i.e., tail coverage) for the Companies’ sudden and accidental pollution liability policy set forth on Schedule 6.21.
9. Restrictive Covenants.
9.1. Covenant Not to Compete. In order to preserve for Buyer and the Buyer Related Persons the value of the Stock and the goodwill of the Business, Seller agrees that for a period of three (3) years after the Closing Date, Seller will not, without the prior written consent of Buyer:
(a) directly or indirectly, either individually or as an investor, agent, partner, shareholder, member, manager, officer, director, consultant or in any other capacity, participate in, engage in or assist any Person to engage or participate in or have a financial or other interest in, directly or indirectly, any business, venture or enterprise of any kind that is involved in all or any part of the Business (as defined in the Background above) within two hundred (200) miles of any point of the outer boundaries of Vineland, New Jersey; provided, however, that ownership of any shares of capital stock of PEI or up to 5% of any class of securities of any entity, the equity securities of which are registered pursuant to the Securities Exchange Act of 1934, shall not, by itself, be deemed a violation of this Section 9.1(a);

(b) directly or indirectly, individually or as an investor, agent, partner, shareholder, member, manager, officer, director, consultant or in any other capacity, induce or solicit, attempt to induce or solicit or assist others to induce or solicit any Person who is an employee, customer, supplier or any other Person having a business or employment relationship with any Company, Buyer, or any Buyer Related Person, to terminate or curtail such relationship, or do anything to adversely interfere with the relationship of such Company, Buyer, or any Buyer Related Person with any such Person.
(c) The covenants in this Section 9.1 and the covenant set forth in Section 9.2 are herein referred to as the “Restrictive Covenants.”
9.2. Confidentiality. Following the Closing, Seller shall not, directly or indirectly, use or disclose or divulge any trade secrets or other Proprietary Information of any Company, Buyer or any Buyer Related Person, including information of others that such parties have agreed to keep confidential; provided that the foregoing restriction shall not apply to information (a) which is lawfully and independently obtained by Seller from a third party without restriction as to disclosure by Seller, (b) which is in the public domain or enters into the public domain through no fault of Seller, and (c) Seller is required by law or legal process to disclose; and provided further that Seller may use such information in connection with the performance of the transactions contemplated hereby, including enforcement of its rights hereunder or under any document delivered pursuant hereto.
9.3. Severability of Covenants. Seller acknowledges and agrees that each Restrictive Covenant is reasonable and valid in geographical and temporal scope, subject matter and in all other respects. If any court determines the Restrictive Covenants, or any part thereof, are invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions, to the maximum extent permitted by applicable law. If any court determines that any Restrictive Covenant, or any part thereof, is unenforceable because of the duration or geographic scope or subject matter of such provision (or for any other reason), it is the Parties’ intention that such court shall have the power to reduce the duration or scope or subject matter of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable to the maximum extent permitted by applicable law.
9.4. Relief for Violation. Seller acknowledges that an irreparable injury will result to Buyer and/or the Companies and their businesses in the event of a breach by Seller of a Restrictive Covenant. Seller also acknowledges and agrees that the damages or injuries which Buyer and/or the Companies may sustain as a result of a breach by Seller of Section 9.1 or 9.2 of this Agreement are difficult to ascertain and money damages alone will not be an adequate remedy to Buyer and/or the Companies. Seller therefore agrees that in the event of such breach or threatened breach of Section 9.1 or 9.2, Buyer and/or the Companies shall also be entitled to obtain any equitable remedy, including any injunctive relief, necessary to prevent or restrain any violation or threatened violation of Section 9.1 or 9.2 of this Agreement, without the necessity of posting a bond. Such relief, however, shall be cumulative and non-exclusive and shall be in addition to any other remedy to which the Parties may be entitled.
10. Tax Matters.
10.1 Tax Periods Ending on or Before the Closing Date. Seller shall prepare or cause to be prepared all Tax Returns for the Companies for all Tax periods ending on or prior to the Closing Date (“Pre-Closing Tax Periods”) which are required to be filed on or prior to the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Pre-Closing Tax Periods which are required to be filed after the Closing Date.
10.2 Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Companies for Tax periods which begin before the Closing Date and end after the Closing Date (“Straddle Tax Periods”).

10.3 Allocation of Taxes.
(a) Seller shall pay any Taxes with respect to all Pre-Closing Tax Periods. Without limiting the foregoing, Seller shall be solely liable and responsible for any and all Taxes as a result of the transactions contemplated by this Agreement. In the case of any Straddle Tax Period, the amount of any Taxes for the Pre-Closing Tax Period shall (i) in the case of ad valorem or property Taxes, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period before and including the Closing Date and the denominator of which is the total number of calendar days in the Straddle Period, and (ii) in the case of all other Taxes be determined based on an interim closing of the books as of the close of business on the Closing Date.
(b) Buyer, the Companies and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 10 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Governmental Body; (B) to retain all documents and other records for the appropriate period of time as set forth in Regulation Section 1.6011-4(g) which relate to any Reportable Transaction in which the Companies have participated prior to the Closing Date and (C) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another party so requests, to allow the other party to take possession of such books and records.
(c) Buyer and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
(d) Buyer and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Regulations promulgated thereunder.
10.4 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including, without limitation, any penalties and interest) incurred in connection with this Agreement and any other similar Tax that may be imposed, shall be paid by Seller when due, and Seller will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Legal Requirements, Buyer will join in the execution of any such Tax Returns and other documentation.
10.5 Other Tax Provisions.
(a) From the date of this Agreement through the Closing Date, Seller shall prepare, or cause to be prepared, in a manner consistent with prior returns (except to the extent counsel for Seller determines there is no reasonable basis in law therefor), and shall file, or cause to be filed, any Tax Returns of the Companies (including amendments thereto) for all taxable periods that end on or before the Closing Date. Seller shall pay, or cause to be paid when due and payable all Taxes with respect to the Companies or the Business for the taxable period ending on the Closing Date. The Tax Returns prepared and filed by the Seller (referred to in the first sentence hereof) shall include, without limitation, the final federal, state and local income Tax Returns for the Companies (to the extent applicable). Seller shall deliver to the Buyer for its review and comment not later than thirty (30) days prior to the due date thereof any such Tax Returns. In connection with the review of such final Tax Returns, during normal business hours and upon reasonable prior notice, the Seller shall provide to the Buyer and its tax advisors such access to all books and records, of the Companies as is necessary to complete such review. The parties agree to mutually resolve in good faith any differences with respect to such final returns.

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, none of the Companies nor Seller (with respect to the Business) shall make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.
(c) Prior to the Closing Date, Seller shall make available for Buyer’s inspection, as reasonably requested, copies of those federal, state, county, local and foreign Tax Returns, reports and estimates for periods prior to the Closing Date for the Companies to the extent not previously provided to Buyer.
(d) Buyer shall promptly notify Seller in writing upon receipt by Buyer of notice of (i) any pending or threatened Tax audits or assessments of any Company which may affect the liability of the Seller for Taxes under this Agreement. Seller shall have the sole right to participate with Buyer in any Tax audit or administrative or court proceeding related to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense. Buyer agrees that it will cooperate, and cause the Companies to cooperate, at the expense of the Seller, fully with Seller and Seller’s counsel in the defense against any claim in any said proceeding and Buyer shall have the right (but not the obligation) to participate in any such proceeding. Buyer shall have the sole right to represent the Companies in any Tax audit or administrative or court proceeding related to taxable periods ending after the Closing Date, and to employ counsel of its choice at its expense Seller agrees to cooperate, at its expense, fully with Buyer and its counsel in the defense against any claim in any said proceeding. Notwithstanding the foregoing, Seller will not enter into any closing agreement (as defined in Section 7121 of the Code, or any comparable provision of state, county, local or foreign law) which is binding on Buyer for any taxable period ending after the Closing Date, without the prior written consent of Buyer, or enter into any closing agreement (as so defined) which is binding on Buyer for any taxable period ending on or before the Closing Date, without the prior written consent of Buyer. Further, notwithstanding the foregoing, Seller shall not agree to any settlement concerning Taxes for any taxable period ending on or before the Closing Date, which settlement may result in an increase in Taxes of the Companies for any taxable period ending after the Closing Date, without the prior written consent of Buyer, nor shall Buyer agree to any settlement concerning Taxes for any taxable period ending after the Closing Date which may result in an increase in Taxes of any Company for any taxable period ending prior to or including the Closing Date, without the prior written consent of Call. Any consent required to be given under this Section may not be unreasonably withheld.
(e) After the Closing Date, Seller and Buyer shall consult in good faith during the course of any audits or administrative or judicial proceedings pertaining to Taxes of, or which may affect, the Companies for periods ending prior to or including the Closing Date. Such consultations shall include, but not be limited to, consultations concerning (i) preparation of a response to a 30-day letter for a United States federal income tax audit together with any appellate conferences related thereto, (ii) any ongoing or future audits related to any period ending prior to or including the Closing Date and (iii) court proceedings with respect to any of the above. Buyer or Seller, as the case may be, shall be made aware of any meetings and conferences related thereto and have the right (to the extent permissible by law) to have a representative present at those conferences.
(f) Refund Claims.
(i) Seller shall be entitled to any Tax refunds pertaining to the activities or income of any Company (or equivalent benefit to Seller through a reduction in Tax liability) for periods ending on or before the Closing Date.
(ii) The parties hereto acknowledge and agree that any tax loss or tax credit of the Companies, the economic benefit of which is realized in a period ending after the Closing Date, shall be for the account of Buyer, and Buyer shall not be obligated to pay any additional consideration to Seller therefor. Without limiting the generality of the foregoing, this Section applies to any tax loss or credit generated in any period ending on, prior to or including the Closing Date, which may be carried forward and utilized on returns for any period ending after the Closing Date.
(g) Buyer and Seller intend that the transactions described in this Agreement shall qualify as a reorganization described in section 368(a)(1)(B) of the Code. Each party shall take such actions as shall be reasonably necessary and appropriate to qualify under such section.

11. Indemnification.
11.1. Obligation to Indemnify.
(a) Seller’s Obligation to Indemnify. Seller shall defend, indemnify and hold harmless Buyer, PEI, their respective Affiliates, and their respective Representatives, successors and assigns (collectively, “Buyer Indemnified Parties”), from and against any and all first and third party actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses (including without limitation reasonable attorneys’, experts’ and consultants’ fees) (collectively, “Adverse Consequences”), arising out of, or in connection with, or caused by, directly or indirectly, any or all of the following: (a) any misrepresentation, Breach or failure of any warranty, representation, agreement, covenant or certification made by the Companies or Seller, in this Agreement or pursuant hereto; (b) the operation of the Business prior to Closing; (c) any successful action by Buyer against Seller or the Companies to enforce this Agreement or any of the agreements, documents or instruments contemplated hereby or executed in connection herewith; (d) any Proceeding or Judgment arising out of or relating to the ownership of Stock prior to the Closing Date, including, without limitation, any ownership of Stock by Horne (provided that, with respect to the Horne Proceeding, reasonable attorneys’ fees shall be paid as set forth in Section 12.4); (e) any failure or refusal by Seller or the Companies to satisfy or perform any term or condition of this Agreement to be satisfied or performed by them; (f) any Liability of Seller constituting an Encumbrance on any of the Stock; (g) any Proceeding or Judgment arising out of or relating to any of the foregoing. Notwithstanding the foregoing, prior to the Closing hereunder, the obligations in the preceding sentence shall be joint and several obligations of Seller and the Companies. All references in this Agreement, and in any document, agreement, instrument or certificate delivered pursuant to this Agreement, to “material,” “material respects,” “material adverse change,” “material adverse effect” and similar materiality qualifications shall be excluded when determining whether there has been a breach of a representation or warranty for which Buyer is entitled to indemnification under this Section 11.
(b) Buyer’s Obligation to Indemnify. From and after the Closing Date, Buyer shall defend, indemnify and hold harmless Seller, their Representatives and their respective successors and assigns, from and against any and all Adverse Consequences, arising out of, or in connection with, or caused by, directly or indirectly, any or all of the following: (a) any misrepresentation, Breach or failure of any warranty, representation, agreement, covenant or certification made by Buyer in this Agreement or pursuant hereto; (b) any successful action by Seller against Buyer to enforce this Agreement; and (c) any obligations of Call accruing after the Closing Date under that certain Guaranty Agreement of Call, dated October 5, 2005, in favor of Parke Bank.
11.2. Matters Involving Third Parties.
(a) The party or parties seeking indemnification hereunder (each, an “Indemnified Party”) shall give the party or parties from whom indemnification is sought or to be sought (each, an “Indemnifying Party”) prompt written notice of any Adverse Consequences suffered by, affecting or otherwise directed at it. If an indemnification claim involves a claim by a third party (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually and materially prejudiced thereby.
(b) The Indemnifying Party will have the right and obligation to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 11.2(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).
(d) In the event any of the conditions in Section 11.2(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically (at least monthly) for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 11.
11.3. Notices and Payments. With respect to each separate matter which is subject to indemnification under this Section 11 (each, an “Indemnification Matter”):
(a) Notice. Upon the Indemnified Party’s receipt of written documents pertaining to an Indemnification Matter, or, if the Indemnification Matter does not involve a third party demand or claim, after the Indemnified Party first has actual knowledge of such Indemnification Matter, the Indemnified Party shall give notice to the Indemnifying Party of the nature of such Indemnification Matter and the amount demanded or claimed in connection therewith; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.
(b) Payment. Upon determination of the amount due, or after a final agreement is reached or a final judgment or order is rendered with respect to the Indemnification Matter, the Indemnifying Party shall pay to the Indemnified Party or the Person entitled thereto, as applicable, the amount owing by the Indemnifying Party with respect to such Indemnification Matter within five (5) days.
11.4 Survival. The representations and warranties made by Seller, the Companies and Buyer herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive Closing and continue in full force and effect for a period of three (3) years from the Closing Date; provided, however, that the representations and warranties set forth in Sections 6.12 and 6.13 shall survive until the expiration of the applicable statute of limitations. The covenants and agreements of the Parties herein shall survive the Closing in accordance with their terms and applicable law.
11.5 Setoff. In addition to any other rights the Buyer Indemnified Parties may have under this Agreement for indemnification, Buyer, on behalf of the Buyer Indemnified Parties, shall, following ten (10) days’ notice to Seller, have the right to setoff against any amounts or other consideration that may be due to Seller (including without limitation, the Shareholder Loan), the amount of any Adverse Consequences incurred or reasonably expected to be incurred by the Buyer Indemnified Parties in connection therewith, accruing from or arising as a result of any breach of the representations, warranties, covenants and obligations made or to be complied with and performed by Seller or any Company pursuant to this Agreement or in any agreement, certificate or instrument delivered by or on behalf of Seller or any Company pursuant hereto. The setoff rights referenced in the preceding sentence shall not constitute a limitation on the Buyer Indemnified Parties’ rights hereunder or as a measure of liquidated damages and the Buyer Indemnified Parties may seek full indemnification for all Adverse Consequences suffered and may pursue all rights and remedies available to them, at law or in equity, against Seller or any Company, without seeking recourse against any other Party.

11.6 Pro-Rata Indemnification Responsibilities. Notwithstanding anything to the contrary in Section 11.1(a), following the Closing, Horne shall only be liable, individually, for Adverse Consequences under Section 11.1(a) to the extent of ten percent (10%), and Mouser shall only be liable, individually, for Adverse Consequences under Section 11.1(a) to the extent of the proportion that Mouser’s share of the Purchase Price bears to the entire Purchase Price. Call shall remain fully liable to the Buyer Indemnified Parties for Adverse Consequences under Section 11.1(a), including, without limitation, Adverse Consequences arising out of, or in connection with, or caused by, directly or indirectly, the Horne Proceeding.
12. Closing.
12.1. Closing Date. The closing (“Closing”) under this Agreement will take place on March 20, 2007 commencing at 10:00 a.m. (“Closing Date”), at the offices of Stradley Ronon Stevens & Young, LLP, 2600 One Commerce Square, Philadelphia, Pennsylvania, or such other date, time and location as the Parties may agree; provided, however that if (i) Seller fails to meet the Schedules Delivery Date, and/or (ii) any regulatory approvals, including notice requirements, are imposed pursuant to any Environmental Law with respect to change of ownership of the Companies, then Buyer may, in its sole discretion, delay the Closing by a number of days equal to the period of such failure by Seller, and/or the number of days required to obtain all such approvals.
12.2. Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, any or all of which Buyer may waive in writing, at its sole and absolute discretion:
(a) Representations and Warranties. Each of the representations and warranties made by Seller and the Companies in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made on and as of such date.
(b) Covenants. The Seller and the Companies shall have duly performed all of the covenants, acts and undertakings required to be performed by them prior to Closing.
(c) No Injunction, Etc.
(i) Except as contemplated by Section 12.4, no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Body to enjoin, restrain, prohibit, or obtain damages in respect of, or which is related to, or arises out of, (1) this Agreement or the consummation of the transactions contemplated hereby, or (2) the permits necessary for the Companies to operate the Business after the Closing Date.
(ii) The offer and sale of the PEI Stock to Seller pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all other applicable state securities laws.
(d) Consents and Regulatory Approvals.
(i) Evidence satisfactory to Buyer and its counsel shall have been provided to Buyer that each required Consent set forth on Schedule 6.2(c), Schedule 6.17 or Schedule 6.20(b) has been obtained and shall be in full force and effect immediately after the Closing.
(ii) Seller shall have provided to Buyer a No Further Action Letter (as defined under ISRA) from the New Jersey Department of Environmental Protection (“NJDEP”), or a Remediation Agreement (as defined under ISRA) executed by Seller and the NJDEP under which Buyer has no responsibility for remediation, except to provide reasonable access to Seller and/or a Governmental Body to the Facilities.
(e) Material Adverse Change. No Material Adverse Change shall have occurred since November 28, 2006.

(f) Other Approvals. The Board of Directors of Buyer, and the lenders of Buyer, if necessary, shall have approved the transactions contemplated by this Agreement.
(g) Seller and the Companies Closing Deliveries. Seller and the Companies shall have delivered to Buyer the following:
(i) Documents of Transfer. Such stock powers, general assignments and other instruments and documents of transfer as Buyer may reasonably require to lawfully and effectively sell, transfer, assign, and convey to Buyer all right, title and interest in and to all of the Stock.
(ii) Employment Agreement. Employment Agreements between Casie and each of Call, Mouser and Steve Martinez in the form attached hereto as Exhibit B with respect to Call, and in such form as is satisfactory to Buyer with respect to each of Mouser and Martinez (collectively, the “Employment Agreements”), executed by such individuals.
(iii) Secretary’s Certificates. A certificate of each Company’s corporate secretary, dated the Closing Date, certifying (i) that attached thereto are true and correct copies of such Company’s Articles of Incorporation, Bylaws, and the resolutions duly adopted by such Company’s shareholders and board of directors authorizing such Company’s execution, delivery and performance of this Agreement, and (ii) the names, titles and signatures of all of such Company’s officers who sign documents on behalf of such Company in connection with this Agreement, certifying the authority of such officers to do so.
(iv) Good Standing Certificate. Certificates of good standing for the Companies issued by the Secretary of State of their respective states of incorporation, dated within ten (10) business days prior to the Closing Date;
(v) Corporate Records. The minutes books, stock ledger or records, seal and other corporate records of the Companies.
(vi) Opinion. An opinion of outside counsel to Seller and the Companies in a form acceptable to Buyer and its counsel.
(vii) Lien Searches. Comprehensive pending litigation searches, UCC searches, tax lien searches and judgment lien searches in all appropriate locations dated with a “searched through” date within thirty (30) days prior to the Closing Date for the Companies and Seller.
(viii) Lien Releases. Payoff letters from all secured creditors in form acceptable to Buyer and evidence of the filing of, or authorization to file, any UCC-3 termination statements with respect to all UCC-1 financing statements filed against Seller relating to the Stock, or evidence of the termination of any other similar filings representing Encumbrances on the Stock.
(ix) Stock. Original certificates duly endorsed in blank for transfer representing one hundred percent (100%) of the Stock.
(x) Resignations. Resignations of each director and officer of the Companies then in office, effective on or before the Closing Date, in form reasonably acceptable to Buyer.
(xi) Closing Certificate. Seller shall provide Buyer with a certificate dated as of the Closing Date certifying compliance with Section 12.2(a) and 12.2(b) in a form reasonably acceptable to Buyer.
(xii) Joinder to this Agreement. Each of Horne and Mouser shall have become a party to this Agreement by executing a joinder in the form attached hereto as Exhibit D and delivering the same to Buyer.

(xiii) Other Agreements. All other agreements, certificates, instruments, or documents reasonably requested by Buyer to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement.
12.3. Conditions Precedent to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, any or all of which Seller may waive in writing, in its sole and absolute discretion:
(a) Representations and Warranties. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if made on and as of such date (except that each representation or warranty qualified by materiality shall be true and correct in all respects on and as of the Closing Date).
(b) Covenants of Buyer. Buyer shall have duly performed all of the covenants, acts and undertakings required to be performed by it prior to Closing.
(c) No Injunction, Etc. Except as contemplated by Section 12.4, no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby.
(d) Shareholder Loan Payment. Buyer shall cause or permit the Companies to (i) pay to Call the sum of $2,000,000 in partial satisfaction of the Shareholder Loan (the “Closing Date Shareholder Loan Payment”), and (ii) execute and deliver to Call the Subordinated Promissory Note.
(e) Buyer Deliveries. At Closing, Buyer shall have delivered the following:
(i) Employment Agreement. The Employment Agreements, executed by Casie.
(ii) Secretary’s Certificate. A certificate of Buyer’s corporate secretary, dated the Closing Date, certifying (i) that attached are true and correct copies of Buyer’s Articles of Incorporation, Bylaws and any amendments thereto, and the resolutions duly adopted by Buyer’s board of directors authorizing Buyer’s execution, delivery and performance of this Agreement, and (ii) the names, titles and signatures of all of Buyer’s officers who sign documents on behalf of Buyer in connection with this Agreement, certifying the authority of such officers to do so.
(iii) Closing Certificate. Buyer shall provide Seller with a certificate dated as of the Closing Date certifying compliance with Section 12.3(a) and 12.3(b) in a form reasonably acceptable to Seller.
(iv) Other Agreements. All other agreements, certificates, instruments, or documents reasonably requested by Seller to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement.
12.4 Horne Litigation. Notwithstanding anything to contrary in this Agreement, if any Proceeding is instituted specifically by Horne against any Person challenging the rights of Buyer or Call to consummate the transactions contemplated by this Agreement, disputing the validity or enforceability of this Agreement, or otherwise seeking relief based upon any act or omission of Buyer or Call incident to the transactions contemplated by this Agreement (the “Horne Proceeding”), then (a) if the Closing shall not yet have occurred, Buyer agrees that, subject to the fulfillment of the other conditions precedent set forth in Section 12.2, and the absence of any court order restraining Buyer from proceeding to Closing, Buyer shall nonetheless proceed to Closing; and (b) Buyer shall deposit ten percent (10%) of each element of the Purchase Price not yet having been paid, when otherwise due hereunder, either (i) into the appropriate court by filing an interpleader action, or (ii) into an escrow account with an independent escrow agent until such court determines the property party entitled to such consideration; and (c) Call shall, in accordance with Section 11.1 hereof, defend, indemnify and hold harmless the Buyer Indemnified Parties from all Adverse Consequences arising out of, or in connection with, or caused by, directly or indirectly, the Horne Proceeding. All attorneys’ fees incurred by Call or the Companies relating to the Horne Proceedings shall be the responsibility of Call and, to the extent such attorneys’ fees are lent to the Companies or Call by Buyer, such amounts will be repaid at Closing by offset against the Purchase Price and or offset against the payments to Call in connection with the Shareholder Loan. Any actions or claims of the Companies that can be asserted against Horne, including without limitation relating to Staggs Leap, LLC, (“Claims Against Horne”) shall not be commenced by the Companies, if at all, until after Closing (except upon the consent of Buyer), and all attorneys’ fees incurred in connection with Claims Against Horne will be borne by the Companies, with any award or judgment resulting therefrom inuring solely to the benefit of the Companies and PEI.
13. Termination.
13.1. Reasons For Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing (unless otherwise specified), as follows:
(a) by mutual written agreement of Buyer, the Companies and Seller;
(b) by either Buyer or Seller if:
(i) any Governmental Body shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ or injunction, or taken any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and all appeals and means of appeal therefrom have been exhausted; or
(ii) (A) in the event of a material breach hereof by the non-terminating Party if such non-terminating Party fails to cure such breach within thirty (30) days following notification thereof by the terminating Party or (B) upon notification to the non-terminating Party by the terminating Party that the satisfaction of any conditions to the terminating Party’s obligations under this Agreement becomes impossible and that the failure of such condition to be satisfied is not caused by a breach hereof by the terminating Party. For purposes of this Section 13, a breach by the Companies of any representation, warranty, covenant or agreement set forth herein shall be deemed to be a breach of such representation, warranty, covenant or agreement by Seller.
(c) By Buyer in accordance with the terms of Section 8.3.
(d) By Buyer, if the Closing shall not have occurred on or before April 30, 2007; provided, however, that the right to terminate this Agreement pursuant to this Section 13.1(d) shall not be available if Buyer’s breach of any representation or warranty or failure to perform or comply with any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.
13.2. Rights on Termination. If this Agreement is terminated pursuant to Section 13.1, all further obligations of the Parties under or pursuant to this Agreement shall terminate without further liability of any Party to the others. Notwithstanding the foregoing, (i) no termination of this Agreement shall affect the rights or remedies of any of the Parties hereto with respect to a breach by any other Party hereto of the terms and conditions of this Agreement prior to the termination, and (ii) in the event that Buyer terminates this Agreement pursuant to Section 13.1(b)(ii), then in addition to all other rights and remedies available to Buyer, Seller and the Companies agree, jointly and severally, to pay Buyer within ten (10) days thereafter a break-up fee equal to One Million Dollars ($1,000,000).

14. Miscellaneous.
14.1. Specific Performance. Seller and the Companies agree that the remedy at law for any breach of the terms and conditions of this Agreement by them will be inadequate and that in addition to, and not in limitation of any other remedies that Buyer may have either at law or under this Agreement, Buyer shall be entitled to specific performance or injunctive relief or other equitable relief from any court of competent jurisdiction from any breach or purported breach of this Agreement.
14.2. Expenses. Each Party shall pay all of the costs and expenses incurred by it in negotiating and preparing this Agreement (and all other agreements, certificates, instruments and documents executed in connection herewith) and in consummating the transactions contemplated hereby. Seller shall bear its own expenses in connection with the transactions contemplated hereby and not impose any of such expense upon the Companies.
14.3. Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received by the addressee, if sent by certified mail, return receipt requested, in each case to the addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties). Any Party may change its address for notice and the address to which copies must be sent by giving notice of the new address to the other Parties in accordance with this Section provided that any such change of address notice shall not be effective unless and until received.
If to Buyer:
Pure Earth, Inc.
One Neshaminy Interplex, Suite 201
Trevose, PA 19053
Attn: Mark Alsentzer, CEO
Fax: 215.639.8756
With a copy to:
Stradley Ronon Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, PA 19103
Attn: Gary P. Scharmett, Esq.
Fax: 215.564.8120
If to Seller, or the Companies Prior to Closing:
Gregory W. Call
P.O. Box 92
Franklinville, NJ 08322
With a copy to:
Flaster/Greenberg P.C.
1810 Chapel Avenue West
Cherry Hill, NJ 08002
Attn: Franklin J. Riesenburger, Esq.
Fax: 856.661.1919

14.4. Reliance by Buyer. Notwithstanding Buyer’s right to investigate the Business, Assets and financial condition and notwithstanding any knowledge or facts determined or determinable by Buyer as a result of any such investigation or right of investigation, Buyer has the unqualified right to rely, and has relied, upon the representations and warranties of the Companies and Seller, set forth herein.
14.5. Independence. Each representation, warranty, covenant, obligation and agreement contained in this Agreement is independent of all others and must be separately satisfied or complied with. The representations, warranties, covenants, obligations and agreements made hereunder constitute bargained for assurances.
14.6. Entire Understanding; Amendments. This Agreement, together with the Exhibits and Schedules hereto, states the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior oral and written communications and agreements with respect to the subject matter hereof. This Agreement shall not be amended or modified except in a written document signed by all Parties.
14.7. Parties in Interest; Assignment; No Waivers; No Third Party Rights. This Agreement shall bind, benefit, and be enforceable by Buyer, Seller and the Companies and their respective successors, legal representatives and assigns, heirs, executors, administrators and personal representatives. Seller and the Companies may not assign their respective rights or delegate their respective duties hereunder, without the prior written consent of Buyer. Buyer may assign this Agreement or any portion of its rights hereunder to a Related Person. No waiver with respect to this Agreement shall be enforceable unless in writing and signed by the Party against whom enforcement of such waiver is sought. No failure to exercise, delay in exercising or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between or among any of the Parties, shall constitute a waiver of, or shall preclude any other or further exercise of, the same or any other right, power or remedy. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 14.7.
14.8. Schedules.
(a) The information in the Schedules constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller and the Companies as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in this Agreement will control.
(b) Unless a specific cross reference is made to another section, the statements in the Schedules relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.
14.9. Release. Effective as of the Closing, Seller hereby releases and forever discharges the Companies from any and all known or unknown claims, liabilities, obligations, damages, expenses and other amounts of every kind or description arising or existing prior to the Closing Date, except for any obligations existing under this Agreement.
14.10. Publicity. No press releases, filings or other publicity concerning the transactions contemplated hereby will be made without the express written consent by all of the parties hereto, such approval not to be unreasonably withheld or delayed by any party hereto, provided, however, that Buyer or its parent company may make any such disclosures by way of press release or filings with the Securities and Exchange Commission as are required by applicable law. Notwithstanding anything to the contrary in this Agreement, this covenant shall survive the termination of this Agreement.
14.11. Subordinated Promissory Note. Seller acknowledges and agrees that the Subordinated Promissory Note shall be subordinated as to payment and priority to any and all institutional lenders of PEI and its subsidiaries and in furtherance thereof, Seller shall execute such subordination agreements as may be required by such institutional lenders from time to time.

14.12. Further Assurances. At any time and from time to time after the Closing Date, at the request of Buyer and without further consideration, Seller shall promptly execute and deliver all such further agreements, certificates, instruments and documents and perform such further actions as Buyer may reasonably request, in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement.
14.13. Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto, and the Parties agree that this Agreement shall be reformed to replace such unenforceable provisions with a valid and enforceable provision that comes as close as possible to expressing the intent of the unenforceable provision.
14.14. Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof. Signatures of the Parties transmitted by facsimile or electronic mail or PDF shall be deemed to be original signatures for all purposes.
14.15. Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
14.16. Section Headings; References. Section and subsection headings in this Agreement are for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its interpretation. All words in this Agreement shall be construed to be of such number and gender as the context requires or permits.
14.17. Controlling Law; Exclusive Jurisdiction. This Agreement is made under, and shall be construed and enforced in accordance with, and all controversies, disputes and other matters arising out of or in connection with this Agreement and the subject hereof shall be governed by, the substantive laws (without reference to choice of laws rules) of the Commonwealth of Pennsylvania applicable to agreements made and to be performed solely therein. Each party consents to the exclusive jurisdiction and venue of the state courts located in Bucks County, Pennsylvania, and the federal courts for the Eastern District of Pennsylvania, with respect to all claims, disputes, controversies, differences or misunderstandings between or among the Parties hereto with respect to the subject matter hereof and waive the right to request a jury trial in any action or proceeding pursuant hereto and agree to service of process by certified mail, return receipt requested, postage prepaid to the address stated in Section 14.3 above.
14.18. Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any “Legal Requirement” means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (f) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and (h) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.
14.19. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

14.20. Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.
[Signature Page Follows]

WITNESS THE DUE EXECUTION AND DELIVERY HEREOF, intending to be legally bound hereby as of the date first stated above.

/s/ Gregory W. Call

Gregory W. Call

MIDATLANTIC RECYCLING TECHNOLOGIES, INC.

By:	/s/ Gregory W. Call

Name:	Gregory W. Call, President

CASIE ECOLOGY OIL SALVAGE, INC.

By:	/s/ Gregory W. Call

Name:	Gregory W. Call, President

REZULTZ, INCORPORATED

By:	/s/ Gregory W. Call

Name:	Gregory W. Call, President

PURE EARTH, INC.

By:	/s/ Brent Kopenhaver

Name:	Brent Kopenhaver, Executive Vice President

EXHIBIT A
DEFINITIONS AND USAGE
For purposes of the Agreement, the following terms and variations thereof have the meanings specified or referred to in this Exhibit A:
“Accounting Arbitrator” shall have the meaning set forth in Section 3.2(c).
“Accounts Receivable” shall have the meaning set forth in the definition of Assets hereunder.
“Additional PEI Stock” shall have the meaning set forth in Section 3.1(a).
“Adverse Consequences” shall have the meaning set forth in Section 11.1.
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
“Agreement” shall have the meaning set forth in the preamble to this Agreement.
“A/R & Equipment Shortfall” shall have the meaning set forth in Section 3.4.
“Assets” shall mean the assets, properties and rights of the Companies of every kind, nature and description, tangible or intangible, real or personal, including, but not limited to, the following:
(a) all inventory, wherever located, as goods held for sale or lease, including, without limitation, finished goods inventory, work in process, and raw materials (all of which shall include equipment (and parts therefor) manufactured for sale or lease to the Companies’ customers) samples, spare parts, supplies, packaging material, shipping supplies, chemicals and all items necessary for the manufacture, storage and delivery of inventory to customers, whether or not included in inventory for financial reporting purposes (“Inventory”);
(b) all Intellectual Property;
(c) all bona fide binding purchase orders or contracts for sale and delivery to Customers and related services, if any, and all deposits or other monies received by the Companies on account of such orders, if any;
(d) lists of all present and past customers of the Companies (“Customers”) including customer addresses and telephone numbers, as attached as Schedule 6.20(d) attached hereto (“Customer List”), and all customer files, papers, correspondence, invoices, contracts, orders, pricing, histories, documents and information and customer inquiries (collectively, the “Customer Files”);
(e) all licenses, permits and approvals owned or used by the Companies, as listed on Schedule 6.17 attached hereto;
(f) all Contracts identified on Schedule 6.20(a) attached hereto (the “Company Contracts”);
(g) all rights to solicit, sell to and do business with Customers and conduct the Business;

(h) lists of all present and past suppliers and vendors of the Companies including supplier and vendor addresses and telephone numbers, and all supplier and vendor files, papers, correspondence, invoices, contracts, orders, pricing, histories, documents and information;
(i) all advertising and promotional materials;
(j) all of the Company’s Records;
(k) the telephone numbers, fax numbers and internet (web) sites (including the form, substance and domain names of such internet sites);
(l) all machinery, tools, molds, tooling, dies, furniture, fixtures, leasehold improvements, production equipment, office equipment, accessories, parts, supplies, materials, vehicles, computer hardware, data processing equipment and other equipment owned by the Companies and all other tangible personal property of every kind owned or leased by the Companies and all related warranties and similar rights, including, without limitation, all such items listed on Schedule 6.9 (collectively, the “Tangible Personal Property”); and
(m) all accounts receivable and notes receivable of, or amounts owing or payable to, the Companies, including those set forth on Schedule 6.10 (“Accounts Receivable”);
(n) all cash, cash equivalents, certificates of deposit, deposits, money market funds, investments and other securities in any accounts and all cash held as petty cash at the business locations;
(o) all bona fide binding purchase orders or contracts for the purchase by the Companies of goods and services from suppliers and vendors of the Companies; and
(p) all assets of any kind acquired by the Companies from and after the date of this Agreement through the Closing Date.
“Assumed Value” shall have the meaning set forth in Section 3.1(d).
“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.
“Business” shall have the meaning set forth in the Background Section.
“Buyer” shall have the meaning set forth in the preamble to this Agreement.
“Buyer Additional Loans” shall have the meaning set forth in Section 3.3.
“Buyer Closing Documents” shall have the meaning set forth in Section 7.2(a).
“Buyer Indemnified Parties” shall have the meaning set forth in Section 11.1(a).
“Buyer Loans” shall have the meaning set forth in Section 3.3.
“Buyer Prepayments” shall have the meaning set forth in Section 3.3.
“Buyer’s Net Asset Value Calculation” shall have the meaning set forth in Section 3.2(b).
“Call” shall have the meaning set forth in the preamble to this Agreement.
“Call Stock” shall have the meaning set forth in the Background Section.

“Casie” shall have the meaning set forth in the preamble to this Agreement.
“Claims Against Horne” shall have the meaning set forth in Section 12.4.
“Cleanup” shall have the meaning set forth in the definition of Environmental Health and Safety Liabilities.
“Closing” shall have the meaning set forth in Section 12.1.
“Closing Date” shall have the meaning set forth in Section 12.1.
“Closing Date Balance Sheet” shall have the meaning set forth in Section 3.2(b).
“Closing Date Shareholder Loan Payment” shall have the meaning set forth in Section 12.3(d).
“Closing Schedule” shall have the meaning set forth in Section 3.2(b).
“COBRA Obligations” shall have the meaning set forth in Section 6.15(d).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” or “Companies” shall have the meaning set forth in the preamble to this Agreement.
“Company Closing Document” or “Company Closing Documents” shall have the meaning set forth in Section 6.2(a).
“Company Contract” shall have the meaning set forth in the definition of Assets.
“Composite Return” shall mean any Tax Return filed by the Companies in any state or local jurisdiction (whether separately filed or combined with another Tax Return of the Companies) whereby the Companies are permitted to report and pay on a “composite” basis the personal income tax liability of those individuals comprising the Seller who are non-residents of such state or locality with respect to the apportioned income or gain of the Companies taxable to such individuals comprising the Seller in such state or locality.
“Composite Taxes” shall mean any state or local income Taxes to be paid or remitted by the Companies on behalf of its stockholders or other Persons under any Composite Return, but shall not include any state or local Taxes on corporate income, capital, profits, gross receipts, property, franchise, etc. where the Companies, not the Seller, bears the real incidence of tax.
“Consent” means any approval, consent, ratification, waiver or other authorization.
“Contract” means any agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied).
“Copyrights” shall have the meaning set forth in the definition of Intellectual Property.
“Customer” shall have the meaning set forth in the definition of Assets hereunder.
“Customer Files” shall have the meaning set forth in the definition of Assets hereunder.
“Customer List” shall have the meaning set forth in the definition of Assets hereunder.
“Determination Materials” shall have the meaning set forth in Section 3.2(c).
“Dilution Event” shall have the meaning set forth in Section 3.1(c).

“Drag Along Right” shall have the meaning set forth in the Background Section.
“Due Diligence Period” shall have the meaning set forth in Section 8.3.
“Employee Benefit Plan” means (i) any employee benefit plan, as defined in Section 3(3) of ERISA, and (ii) any other plan, trust agreement or arrangement for any bonus, severance, hospitalization, vacation, incentive or deferred compensation, pension or profit-sharing, retirement, payroll savings, stock option, equity compensation, group insurance, death benefit, fringe benefit, welfare or any other employee benefit plan or fringe benefit arrangement of any nature whatsoever, including those benefiting retirees or former employees.
“Employment Agreements” shall have the meaning set forth in Section 12.2(g)(ii).
“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage deed of trust, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.
“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.
“Environmental, Health and Safety Liabilities” means any and all costs, damages, expenses, Liabilities, obligations or other responsibilities arising from or under, or relating to, any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to: (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of or exposure to any chemical substance or product); (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, order, damages, loss, claim (including claims for personal injury or property damage), demand or any removal, response action, remediation, study or inspection cost or expense arising under or relating to any Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any study, cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or (d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.
The terms “removal,” “remedial,” “remediation” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980.
“Environmental Law” means any federal, state or local law and regulation governing the control, removal, spill, release or discharge of hazardous or toxic wastes, substances and petroleum products, including without limitation as provided in the provisions of the regulations under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Toxic Substance Control Act, 15 U.S.C. 2601, et seq., the Emergency Planning Community Right To Know Act, 42 U.S.C. 11001, et seq., the New Jersey Spill Compensation and Control Act, N.J.S.A. 5 8:10-23. 11, et seq., the New Jersey Brownfield and Contaminated Site Remediation Act, N.J.S.A. 58:10B-1.1 et seq., the New Jersey Solid Waste Management Act, N.J.S.A. 13:1E-1 et seq., the Industrial Site Recovery Act, N.J.S.A. 13:1K et seq., the New Jersey Water Pollution Control Act, (N..J.S.A.58:10A-1 et seq.), the New Jersey Air Pollution Control Act (N.J.S.A. 26:2C-1 et seq.), and any other analogous present or future federal, state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing.
“Equipment Appraisal” shall have the meaning set forth in Section 3.4.

“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” shall mean any entity which is or would be considered a single employer with any Company pursuant to Section 4001(b) of ERISA or part of a “controlled group” with any Company pursuant to ERISA Section 302(d)(8)(C).
“Facilities” means any Real Property, property subject to a Real Property Lease or other interest in Real Property currently owned, operated, leased, licensed or used by any Company. Notwithstanding the foregoing, for purposes of the definition of “Hazardous Activity” and Section 6.22, “Facilities” shall mean any Real Property, leased, licensed or used or other interest in Real Property currently or formerly owned, operated, leased, subleased, licensed, managed, used or otherwise occupied or controlled by any Company.
“Federal S Election” shall have the meaning set forth in Section 6.13.
“Final Net Asset Value” shall have the meaning set forth in Section 3.2(c).
“Financial Statements” shall have the meaning set forth in Section 6.4.
“GAAP” means generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Financial Statements were prepared.
“Governing Documents” means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.
“Governmental Authorization” means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
“Governmental Body” means any: (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.
“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.
“Hazardous Material” means any substance, material or waste which has been, is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “special waste,” “residual waste,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde, polychlorinated biphenyls and mold, fungus or similar substances.

“Horne” shall have the meaning set forth in the Background Section.
“Horne Proceeding” shall have the meaning set forth in Section 12.4.
“Horne Stock” shall have the meaning set forth in the Background Section.
“Indemnification Matter” shall have the meaning set forth in Section 11.3.
“Indemnified Party” shall have the meaning set forth in Section 11.2(a).
“Indemnifying Party” shall have the meaning set forth in Section 11.2(a).
“Initial PEI Stock” shall have the meaning set forth in Section 3.1(a).
“Issued Patents” shall have the meaning set forth in the definition of Intellectual Property.
“Insurance Policy” means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker’s compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors’ and officers’ liability, or other insurance policy of any nature.
“Intellectual Property” means:
(a) all issued patents, reissued or reexamined patents, divisions, continuations, continuations-in-part, substitutes, renewals, or extensions of the foregoing, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, “Issued Patents”);
(b) all published or unpublished nonprovisional and provisional patent applications (including, without limitation, all priority rights resulting therefrom), reexamination proceedings, invention disclosures and records of invention (collectively “Patent Applications” and, with the Issued Patents, the “Patents”);
(c) all written works of authorship, copyrights, copyrightable works, semiconductor topography and mask works, including, without limitation, all rights of authorship, use, publication, reproduction, distribution, display, performance transformation, rights to prepare derivative works, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions (collectively, “Copyrights”);
(d) trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade dress, slogan, logos, symbols, names, trade names, Internet domain names, registered trade names and applications for registrations of trade names, including, without limitation, the goodwill of the business symbolized by and associated with such trademarks, service marks, trade dress, slogan, logos, symbols, names, trade names, and Internet domain names (collectively, “Trademarks”);
(e) (A) all technology, ideas, concepts, inventions, patterns, designs, methods, discoveries, Proprietary Information, manufacturing and operating specifications, information, know-how, formulae, technical data, customer and supplier information, and processes, and (B) all databases, computer programs, hardware, and software (including, without limitation, all operating systems, interfaces, navigational devices, menu structures and arrangements, icons, forms, scripts, syntax, screen designs, visual expressions, and algorithms related thereto, whether owned or licensed for internal use or to be licensed or sublicensed to the Companies’ customers, all in object and source code); and
(f) all other intangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).

“Inventory” shall have the meaning set forth in the definition of Assets.
“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.
“ISRA” shall have the meaning set forth in Section 8.4.
“Judgment” means any order, writ, injunction, citation, award, decree or other judgment of any nature of any foreign, federal, state or local court, governmental body, administrative agency, regulatory authority or arbitration tribunal.
“Knowledge” means, with respect to a Person, includes those facts or matters that any individual who is serving, or who has at any time served, as an owner, director, officer, executive, partner, manager, member, executor or trustee of that Person (or in any similar capacity) (a) is, or at any time was, actually aware of that fact or matter; or (b) could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.
“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, guideline, standard, order, Governmental Authorization, statute or treaty.
“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
“Lockup Period” shall have the meaning set forth in Section 3.1(a).
“MART” shall have the meaning set forth in the preamble to this Agreement.
“Material Adverse Change” shall mean any change (regardless of whether the change is deemed to have been foreseeable or not) that, individually or when aggregated with other changes, is or could reasonably be expected to be materially adverse to the Business, Assets, Liabilities, condition (financial or otherwise), results of operations or prospects of the Companies, including, for example (and without limitation): (i) the adverse modification, cancellation or termination of any permit necessary to operate the Business at its full capacity, (ii) condemnation of, damage to, or destruction of, any owned Real Property, (iii) the initiation or threat of any material legal action (including regulatory or governmental action) against Seller or the Companies, (iv) a deterioration in revenues or net income since December 31, 2006, or (v) damage to any Company’s burner unit.
“Material Interest” shall have the meaning set forth in the definition of Related Person.
“Minimum Net Asset Value” shall have the meaning set forth in Section 3.2(a).
“Mouser” shall have the meaning set forth in the Background Section.
“Mouser Stock” shall have the meaning set forth in the Background Section.
“Net Asset Value” shall have the meaning set forth in Section 3.2(a).
“Net Asset Value Shortfall” shall have the meaning set forth in Section 3.2(c).
“NJDEP” shall have the meaning set forth in Section 12.2(d).

“Objection” shall have the meaning set forth in Section 3.2(c).
“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
“Order” means any order, injunction, judgment, decree, ruling, directive, assessment or arbitration award of any Governmental Body or arbitrator.
“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.
“Party” or “Parties” shall have the meaning set forth in the preamble to this Agreement.
“Patent Applications” shall have the meaning set forth in the definition of Intellectual Property.
“Patents” shall have the meaning set forth in the definition of Intellectual Property.
“PEI” means Pure Earth, Inc., a Delaware corporation.
“PEI Stock” shall mean, collectively, the Initial PEI Stock, the Additional PEI Stock, and the Post-Closing PEI Stock.
“Permitted Encumbrances” shall mean (a) liens for current taxes which are not past due, and (b) easements, covenants, rights-of-way and other similar restrictions on the use of Real Property that do not interfere materially with the use of such Real Property by the Business.
“Person”, as used in this Agreement, means any individual, sole proprietorship, joint venture, partnership, corporation, limited liability company, association, cooperative, trust, estate, governmental body, administrative agency, regulatory authority, or other entity of any nature whatsoever.
“Post-Closing PEI Stock” shall have the meaning set forth in Section 3.1(b).
“Pre-Closing Tax Periods” shall have the meaning set forth in Section 10.1.
“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
“Proprietary Information” shall mean confidential and/or proprietary information including, without limitation, (a) trade secrets, ideas, processes, procedures, data, listings, copyrights, trademarks, service marks, other works of authorship, know-how, improvements, discoveries, developments, designs, blueprints, drawings, techniques; and (b) information regarding plans for research, development, new products, product design, marketing and selling, business records and plans, budgets, financial information, licenses, prices and costs, suppliers, customers and potential customers.
“Purchase Price” shall have the meaning set forth in Section 3.1.

“Purchase Price Allocation” shall have the meaning set forth in Section 4.1.
“Real Property” means the land and all improvements thereon and appurtenances thereto, whether such land, improvements and appurtenances are owned or leased pursuant to a Real Property Lease.
“Real Property Lease” means any ground lease or sublease or space lease or sublease.
“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
“Regulation” means United States Treasury Regulation.
“Related Person” means, with respect to a particular individual: (a) each other member of such individual’s Family; (b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (c) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).
With respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; and (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).
For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.
“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the indoor or outdoor Environment or into or out of any property.
“Reportable Transaction” means any transaction listed in United States Treasury Regulation Section 1-6011-4(b).
“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.
“Restrictive Covenants” shall have the meaning set forth in Section 9.1(c).
“Rezultz” shall have the meaning set forth in the preamble to this Agreement.
“S Elections” shall have the meaning set forth in Section 6.13.
“Schedules Delivery Date” shall have the meaning set forth in Section 8.7.

“Schedules” shall mean the numbered Schedules referred to in this Agreement which form a part hereof.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” shall have the meaning set forth in the preamble to this Agreement.
“Seller Closing Documents” shall have the meaning set forth in Section 5.1.
“Seller’s Net Asset Value Objection” shall have the meaning set forth in Section 3.2(c).
“Shareholders Agreement” shall have the meaning set forth in the Background Section.
“Shareholder Loan” means that certain loan from Call to the Companies in the aggregate amount as of the date of this Agreement of $4,425,000, before giving effect to the Closing Date Shareholder Loan Payment.
“State S Election” shall have the meaning set forth in Section 6.13.
“Stock” shall have the meaning set forth in the Background Section.
“Straddle Tax Periods” shall have the meaning set forth in Section 10.2.
“Subordinated Promissory Note” shall mean that certain Subordinated Promissory Note in the form of Exhibit C attached hereto, pursuant to which the principal balance of the Shareholder Loan (net of the Closing Date Shareholder Loan Payment), in the amount of $2,425,000 will be paid in three installments of principal, as follows: (i) $312,000 on or before December 31, 2008, (ii) $478,000 on or before December 31, 2009, and (iii) $1,635,000 on or before December 31, 2010, together with interest on the outstanding principal balance at the rate of 6.770% per annum, compounded monthly.
“Subsidiary” means any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held directly or indirectly by a Company.
“Tangible Personal Property” shall have the meaning set forth in the definition of Assets hereto.
“Tax” or “Taxes” means (a) mean any and all federal, state, local and foreign (whether imposed by a country or political subdivision or authority thereunder) taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including, without limitation, any federal, state, local or foreign income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, ad valorem , profits, occupancy, general property, real property, personal property, intangible property, transfer, stamp, premium, custom, duty, fuel, excise, license, lease, service, service use, recapture, parking, employment, occupation, severance, payroll, withholding, unemployment compensation, social security, retirement or other tax, fiscal levy or charge of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, other fee or charge of any nature imposed by a Government Body or other authority; or (c) any deficiency, interest, penalty or addition imposed with respect to any of the foregoing and any obligations under any agreements or arrangements with any other Person with respect to such amounts, and including any liability for taxes of a predecessor entity.
“Tax Return” means all returns and reports, amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Governmental Body with respect to the determination assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.

“Third Party Claim” shall have the meaning set forth in Section 11.2(a).
“Threat of Release” means a possibility of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.
“Trademarks” shall have the meaning set forth in the definition of Intellectual Property.
“Vesting Date” shall have the meaning set forth in Section 3.1(b).
“Voting Debt” shall have the meaning set forth in Section 6.3(b).
“WARN Act” shall have the meaning set forth in Section 6.15(b).

EXHIBIT B
Form of Gregory Call Employment Agreement
[Omitted.]

EXHIBIT C
Form of Subordinated Promissory Note
SUBORDINATED PROMISSORY NOTE

$2,425,000.00	March _____ , 2007

For value received and intending to be legally bound, Casie Ecology Oil Salvage, Inc., a New Jersey corporation, MidAtlantic Recycling Technologies, Inc., a Delaware corporation, and Rezultz, Incorporated, a New Jersey corporation (collectively, “Maker”), hereby jointly and severally promise to pay, to the order of Gregory W. Call (“Payee”), the principal sum of Two Million Four Hundred Twenty-Five Thousand Dollars ($2,425,000) lawful money of the United States of America in accordance with the terms and conditions set forth below.
Payment of the principal amount of this Note shall be made in accordance with the following schedule:
(i) Three Hundred Twelve Thousand Dollars ($312,000.00) shall be due and payable on December 31, 2008;
(ii) Four Hundred Seventy-Eight Thousand Dollars ($478,000.00) shall be due and payable on December 31, 2009; and
(iii) One Million Six Hundred Thirty-Five Thousand Dollars ($1,635,000.00) shall be due and payable on December 31, 2010.
The unpaid principal balance of this Note shall bear interest at a rate per annum equal to 6.770%, compounded monthly, and shall be paid by Maker to Payee concurrently with each installment of principal. Interest shall be based upon a 365-day year and the actual number of days elapsed.
Maker shall have the right to prepay this Note in whole or in part at any time without premium or penalty.
Each of the following events (each, an “Event of Default”) shall constitute an event of default hereunder: (a) Maker shall fail to perform any of the terms of this Note; or (b) the filing of a petition in bankruptcy by or against Maker which is not discharged within sixty (60) days.
Upon the occurrence of an Event of Default, the entire unpaid principal balance of this Note shall, at the option of Payee, become due and payable immediately and payment of the same may be enforced and recovered in whole or in part.
Maker hereby waives presentment for payment, demand, notice of nonpayment, notice of protest and protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note.
Notwithstanding anything to the contrary set forth herein, Payee hereby agrees that all payments on account of the principal and interest indebtedness under this Note (i) are subject to the right of setoff by Maker under that certain Stock Purchase Agreement entered into among Maker and Payee on February  _____  , 2007, and (ii) shall be subordinate and subject in right of payment and priority to the Senior Indebtedness. As used herein, “Senior Indebtedness” shall mean any indebtedness, liabilities and other obligations of Pure Earth, Inc., Maker and their respective subsidiaries (whether as primary obligor or as guarantor) to any person with respect to any working capital, revolving credit or other line of credit facility, any term loan facility, or any other extension of credit by a bank, insurance company or other financial institution engaged in the business of lending money (collectively, “Financial Institutions”). The terms “indebtedness,” “liabilities” and “obligations” are used herein in their most comprehensive sense and include any and all advances, debts, obligations and liabilities, now existing or hereafter arising, whether voluntary or involuntary and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined. In furtherance of the foregoing, Payee hereby agrees to execute and deliver such subordination agreements as may be requested by Maker or its Financial Institutions from time to time.

If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof.
This Note may not be assigned or pledged by either Maker or Payee.
This Note shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of laws.
IN WITNESS WHEREOF, Maker has duly executed this Note as of the day and year first above written.

MIDATLANTIC REYCLING TECHNOLOGIES, INC.

By:

Name:
Title:

CASIE ECOLOGY OIL SALVAGE, INC.

By:

Name:
Title:

REZULTZ, INCORPORATED

By:

Name:
Title:

AGREED AND ACCEPTED:

Gregory W. Call

EXHIBIT D
Form of Joinder
JOINDER
This Joinder (“Joinder”) is executed by  _____  as of this  _____  day of  _____  , 2007.
WHEREAS, Pure Earth, Inc., Casie Ecology Oil Salvage, Inc., MidAtlantic Recycling Technologies, Inc., Rezultz, Incorporated and Gregory W. Call are parties to a certain Stock Purchase Agreement dated as of February  _____  , 2007 (the “Stock Purchase Agreement”); and
WHEREAS, the execution and delivery of this Joinder by the undersigned is a condition precedent to the consummation of the transactions contemplated by the Stock Purchase Agreement.
NOW, THEREFORE, in consideration of the foregoing, the undersigned, WITH THE INTENT TO BE LEGALLY BOUND HEREBY, agrees as follows:
1. The undersigned hereby agrees to become a party to the Stock Purchase Agreement, and agrees that he shall be bound by and comply with all of the terms and conditions of, and be entitled to all of the rights and benefits arising from, the Stock Purchase Agreement relating to “Seller” (as such term is defined in the Stock Purchase Agreement). Without limiting the foregoing, the undersigned hereby agrees that he shall be (i) liable, to the extent set forth in the Stock Purchase Agreement, for the representations and warranties of Seller set forth in Sections 5 and 6 of the Stock Purchase Agreement, and for the indemnification obligations of Seller set forth in Section 11 of the Stock Purchase Agreement, and (ii) entitled, to the extent set forth in the Stock Purchase Agreement, to receive a share of the Purchase Price (as such term is defined in the Stock Purchase Agreement).
2. The undersigned hereby acknowledges and agrees that he has received a copy of the Stock Purchase Agreement, and that he has read and understands the Stock Purchase Agreement.
3. The undersigned also hereby acknowledges and agrees that an executed copy of this Joinder shall be attached to the Stock Purchase Agreement to evidence the undersigned’s undertakings hereunder, and that an executed copy of this Joinder shall be given to each person who is a party to the Stock Purchase Agreement.
4. This Joinder shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of laws.
IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the  _____  day of  _____  , 2007.

Witness	[Brian Horne] [Rex Mouser]

Address:

Schedule 7.5
CAPITALIZATION
.
In connection with the acquisition hereunder, Pure Earth will raise $3,000,000 through the sale of 1,000,000 shares of common stock @ $3.00 per share and the issuance of warrants to purchase 30,000 share of Pure Earth Inc. common stock at a strike price to be determined.
Pure Earth has convertible debt in the principal amount of $800,000 outstanding. Such debt is convertible into 266,666 shares of common stock. The debt was issued with warrant to purchase 266,666 shares of Pure Earth Inc. commons stock @ $4.50 per share

Schedule 7.8
Proceedings and Judgments
Proceedings
1.	Duraport Realty Two, LLC v. Whitney Contracting, Inc. et al (Juda Construction, Ltd. named as additional party)
2.	Noel Bonilla v. Juda Construction, Ltd. Suit filed 3/10/2000. No activity since 3/22/2001
3.	Kathleen Warren v. Juda Construction, Ltd. Suit filed 5/15/2000. No activity since 5/29/2001
Judgments

Company	Creditor	Judgment Amount	Jurisdiction
Juda	City of NY	$13,110.00	Bronx County
Juda	Nicholas Raptis*	$1,251,693.12	Bronx County
Juda	City of New York Law Dept.	$27,230.00	Bronx County
Juda	Gonzalez Emmanuel	$617.84	Bronx County
Juda	Atlantic Mutual Ins Co.**	$58,929.11	Westchester County Supreme

*	Lawsuit from Nicholas Raptis was dismissed by the courts, but is not yet removed of record.

**	A Juda truck flipped over a bridge and landed on equipment in yard, causing damage to the equipment.

Table of Omitted Schedules and Exhibits

Schedule or Exhibit	Description
4.1	Purchase Price Allocation
5.4	Proceedings
6.1	Foreign Qualifications
6.2(b)	Conflicts
6.2(c)	Required Consents
6.7(a)	Owned Real Property
6.7(b)	Leased Real Property
6.8(a)	Title to Assets
6.8(b)	Encumbrances
6.9	Condition of Facilities (Tangible Property)
6.10	Accounts Receivable
6.13	Taxes
6.15(a)	Employee Information
6.15(c)	Employee Benefit Plans
6.15(d)	COBRA Obligations
6.16	Labor Disputes
6.17	Compliance with Legal Requirements
6.18	Proceedings
6.19	Absence of Certain Changes and Events
6.20(a)	Contracts
6.20(b)	Contract Defaults
6.20(c)	Customers
6.20(d)	Customer List
6.21	Insurance
6.22	Environmental Matters
6.23(b)	Patents and Applications
6.25	Related Party Transactions
6.26	Bank Accounts
Exhibit B	Form of Gregory Call Employment Agreement